Exhibit 10.3

THE SYMBOL “[***]” DENOTES PLACES WHERE CERTAIN IDENTIFIED INFORMATION

HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL, AND

(ii) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY

DISCLOSED

REDMOND RIDGE CORPORATE CENTER

LEASE

BY AND BElWEEN

M&T PARTNERS, INC.,

a Delaware corporation

AND

JUST BIOTHERAPEUTICS, INC.,

a Delaware corporation,

a member of the EVOTEC group of companies

Table of Contents

	Basic Lease Terms	1

2.	Dellvery of Possession and Commencement; Landlord’s Work; Tenant Improvements	3

3.	Lease Term; Early Entry	4

4.	Rent Payment	5

5.	Security Deposlt	5

6.	Use of the Premises; Hazardous Substances	6

7.	Utilities and Services	9

8.	Maintenance and Repairs	9

9.	Taxes, Assessments and Operating Expenses	11

10.	Parking and Storage Areas	12

11.	Tenant’s Indemnification	13

12.	Insurance; Waiver of Subrogation	13

13.	Property Damage	14

14.	Condemnation	15

15.	Assignment, Subletting and Other Transfers	15

16.	Tenant Default	16

17.	Landlord Default	17

18.	Surrender at Expiration or Termination	17

19.	Mortgage or Sale by Landlord; Estoppel Certificates	18

20.	Liens	18

21.	Attorneys Fees; Waiver of Jury Trial	19

22.	Limitation on Liability; Transfer by Landlord	19

23.	Real Estate Brokers; Finders	19

24.	Other	19

25.	Special Provisions	21

Redmond, WA

LEASE

For valuable consideration, Landlord and Tenant hereby covenant and agree as follows:

1, Basic Lease Terms.

1.1. Reference Date of Lease. _r     , 2019

1.2. Landlord. M&T Partners, Inc., a Delaware corporation (“Landlord”)

Address for Payment of Rent:	M&T Partners, Inc. Unit 72- rccm113 / justbiot P. 0 . Box 5000 Portland, OR 97208-5000

Address For Notices:	M&T Partners, Inc. Attn: R/E Counsel—rccm113 / justblot 15350 S.W. Sequoia Parkway, Suite 300 Portland, OR 97224

Additional Contact Information:	Telephone: (503) 624-6300 Facsimile: (503) 624-n55

1.3. Imllm- Just Biotherapeutics, Inc., a Delaware corporation, a member of the EVOTEC group of companies (‘Tenant”).

Trade Name:	Just Biotherapeutics

Address for Invoices and Notices after Commencement Date:	Just Biotherapeutlcs, Inc. 401 Terry Avenue N., Suite 200 Seattle, Washington 98109 Attn: [***]

Address for Invoices and Notices before Commencement Date:	Just Biotherapeutics, Inc. 401 Terry Avenue N., Suite 200 Seattle, Washington 98109 Attn: [***]

Additional Contact Information:	Telephone:
Facsimile:

Taxpayer ID Number:	[***]

1.4.—The approximately 129,687 rentable square foot shell warehouse building shown on Exhibit A-1 (the “Bullding”) to be constructed by Landlord, which is located on the real property described on Exhibit A-2.

1.5. Premises; Premises Area. All of the Building located at the address commonly known as 22857 N.E. Marketplace Drive, Redmond, Washington 98053, as generally shown on the attached Exhibit B (the “Premises”). The Premises shall consist of approximately 129,687 square feet of shell warehouse space (the “Premises Area”).

1.6. Outside Area. All areas and facilities within the Park (as defined below) not appropriated to the exclusive occupancy of tenants, including all non-reserved vehicle parking areas, traffic lanes, driveways, sldewalks, pedestrian walkways, landscaped areas, signs, service delivery facilities, truck maneuvering areas, trash disposal facilities, common storage areas, common utility facilities and all other areas for non-exclusive use (the “Outside Area”). Landlord reserves the right to, at no cost to Tenant, change, reconfigure or rearrange the Outside Area and to do such other acts in and to the Outside Area as Landlord deems necessary or desirable.

1.7. fidi. That portion of the project in which the Premises are located (and which includes the Premises) commonly known as Redmond Ridge Corporate Center (the “Park”), a portion of which is owned by Pacific Realty Associates, L.P., a Delaware limited partnership (“PacTrusn and/or by M&T Partners, Inc., a Delaware corporation and an affiliate of PacTrust, which Park is more particularly shown on Exhibit A-1 attached hereto and incorporated herein.

1.8. Permitted Use. Tenant shall use the Premises only for general administrative office, biological drug manufacturing, storage and warehousing, and laboratory purposes and such other lawful uses as are incidental to and required to support the foregoing (the “Permitted Use”), Tenant shall be responsible for confirming that its use of the Premises complies with all applicable zoning laws and regulations.

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1.9. Lease Term.

1.9.1. Commencement Date. The date as of which Landlord delivers the Premises to Tenant pursuant to Paragraph 2 (the “Commencement Date”), which date is estimated to be 6 March 1, 2020.

1.9.2. Rent Commencement Date. Except as provided in Paragraph 1.10.1 below, Tenant shall commence payment of Base Rent on that date which is four (4) full calendar months following the Commencement Date (the “Rent Commencement Date”).

1.9.3. Expiration Date. The Lease Term shall expire approximately one hundred eighty (180) full calendar months following the Commencement Date (the “Expiration Date”), which date is estimated to be February 28, 2035, subject to Paragraph 1.10.2.

1.9.4. Initial Term. The “Initial Term” shall be for a period of one hundred eighty(180) full calendar months commencing on the Commencement Date and expiring on the Expiration Date. If the Commencement Date does not occur on the first day of a month, the Initial Term shall include that portion of the month in which the Commencement Date occurs which follows the Commencement Date (the “First Partial Month”).

1.10. Base Rent. Subject to Paragraphs 1.10.2 and 4.1. monthly payments of base rent (“Base Rent”) shall be according to the following schedule:

Period of Time	Monthly Base Rent
[***]	[***]

1.10.1. Base Rent for First Partial Month. If the Commencement Date does not occur on the first day of a month, Tenant shall pay Base Rent for the First Partial Month equal to [***] prorated to reflect the number of days during the First Partial Month.

1.10.2. Actual Dates and MonthIv Base Rent Schedule. If the actual Commencement Date is a date other than the estimated date set forth In Paragraph 1.9.1. Landlord and Tenant shall execute and deliver a “Confirmation of Commencement Date Letter”. Such Confirmation of Commencement Date Letter shall establish and confirm the actual Commencement Date, Rent Commencement Date, Expiration Date and the dates for the monthly Base Rent schedule set forth In Paragraphs 1.9 and 1.10, respectively, of this Lease. Tenant shall execute and deliver the Confirmation of Commencement Date Letter to Landlord within fifteen (15) days following receipt of written request from Landlord. The Confirmation of Commencement Date Letter shall thereupon modify and be incorporated into this Lease. Notwithstanding paragraph 24.7 of this Lease, Landlord may deliver the Confirmation of Commencement Date Letter to Tenant by regular U.S. Mail.

1.10.3. Abated Base Rent: Rights Personal to Tenant. This Lease provides for four (4) full calendar months of “free” Base Rent in the amount of [***] per month for the period between the Commencement Date and the Rent Commencement Date (hereinafter referred to as the “Abated Base Rent”). Tenant acknowledges that Tenant’s right to receive credit for the Abated Base Rent is conditioned upon Tenant’s performance of its obligations under this Lease. Tenant shall be credited with having paid all of the Abated Base Rent upon expiration of the Lease Term only if Tenant has (i) performed all of Tenant’s obligations under this Lease, (ii) paid all Base Rent and Additional Rent due under this Lease (other than the Abated Base Rent), (iii) paid all other monetary obligations due under this Lease, and

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(iv) surrendered the Premises in the physical condition required by this Lease. In the event of a default by Tenant of any of the terms of this Lease beyond applicable notice and cure periods (If any), the unamortized portion of the Abated Base Rent (amortized over the Initial Term on a straight llne basis without interest) shall immediately become due and payable in full and this Lease shall be enforced as if there were no such rent abatement or other rent concessions. Tenant’s right to the Abated Base Rent is personal to Just Biotherapeutics, Inc. (“Just.Bio”) (and any Permitted Transferees) and may not be assigned or otherwise transferred by Just.Bio (or any Permitted Transferees) in connection with an assignment or other transfer of this Lease or otherwise, and Tenant’s rightto the Abated Base Rent may not be exercised by anyone other than Just.Bio (and any Permitted Transferees). Any attempted assignment or other transfer of Tenant’s rights in this Paragraph 1.10.3 to anyone other than a Permitted Transferee shall be of no effect and shall terminate these rights as of the effective date of the assignment or other transfer.

1.11. Security Deposit. One MIiiion and No/100 Dollars ($1,000,000.00) (the “Security Deposit”), subject to the Provisions of Paragraph 5.

1.12. Tenant’s Proporitonate Sharers\. Subject to Paragraph 9.2, (I) Tenant’s Initial proportionate share for Taxes (as defined in Paragraph 9.3) Is [***]%, and (II) Tenant’s initial proportionate share for Operating Expenses (as defined in Paragraph 9.4\ is [***]%.

1.13. CC&R’s. The following covenants, conditions and restrictions. as previously amended and as may be amended from time to time: (i) that certain Second Amended and Restated Declaration of Protective Covenants, Conditions, Restrictions, Easements, and Agreement for Redmond Ridge Business Park made as of January 22, 2001 by The Quadrant Corporation, a Washington corporation, as the Declarant thereunder, recorded in the Official Records of King County, Washington, as Document No. 20010126001139, and (ii) that certain Declaration of Easements and Covenant to Share Costs for Redmond Ridge made as of September 3, 1999 by The Quadrant Corporation, a Washington corporation, as the Declarant thereunder, recorded in the Official Records of King County, Washington, as Document No. 19991008001403 (singularly and collectively, the “CC&R’s”).

1.14. Landlord’s Work. Those core and shell improvements to be constructed by Landlord pursuant to paragraph 2.2 below (“Landlord’s Work”).

1.15. Guarantor(sl. EVOTEC SE, a German corporation.

This lease (this “Lease”) is entered into by Landlord and Tenant described in the Basic Lease Terms on the date set forth for reference only in the Basic Lease Terms.

2. Delivery of Possession and Commencement; Landlord’s Work.

2.1. DeUvery. Should Landlord be unable to deliver possession of the Premises on the Commencement Date stated in the Basic Lease Terms (i) Tenant shall take possession of the Premises when Landlord notifies Tenant that the Premises are ready for delivery to Tenant as set forth in this Lease, (ii) the Commencement Date shall be deferred and Tenant shall owe no rent until Landlord dellvers notice tendering possession to Tenant if such delay Is not caused by Tenant or Tenant’s employees, agents or contractors. Except as otherwise specifically set forth in this Paragraph 2.1. Landlord shall have no liability to Tenant for any such delays in the delivery of possession and neither Landlord nor Tenant shall have the right to terminate this Lease as the result of such delays; provided, however, that Landlord may cancel this Lease without liablllty to Tenant if permission to construct the Premises or use or furnish necessary utilities to the Premises Is denied or revoked by any governmental agency or public utility with such authority. Notwithstanding the foregoing, Tenant and Landlord hereby agree that if the Commencement Date shall not have occurred by May 31, 2020, subject to any delays caused by Tenant or Tenant’s employees, agents or contractors and/or delays beyond Landlord’s reasonable control, Tenant shall be entitled to a rent credit in an amount equal to one (1) day of monthly Base Rent for each day of delay thereafter. Landlord and Tenant further agree that if the Commencement Date does not occur by August 31, 2020, subject to any delays caused by Tenant or Tenant’s employees, agents or contractors and/or delays beyond Landlord’s reasonable control, Tenant may terminate this Lease by giving written notice to Landlord any time thereafter prior to Landlord’s actual delivery of possession, in which case this Lease shall terminate and neither party shall have any further liability to the other, except (I) those obligations expressly intended to survive the termination of this Lease, and (ii) an obligation on the part of Landlord to return to Tenant any amounts deposited by Tenant under this Lease.

2.2. Landlord’s Work. The Premises shall be delivered to Tenant (i) with Landlord’s Work substantially completed in accordance with the Core and Shell Plans attached hereto as Exhibit C and the Building Shell Description and Definition attached hereto as Exhibit C-1 and with all Building systems included in Landlord’s Work in good working order, and (ii) except as otherwise expressly set forth herein, without any representation or warranty by or from Landlord as to the condition of the Premises, the habitability of the Premises, the fitness of the Premises for the Permitted Use and/or the conduct of Tenant’s business in the Premises, or the zoning of the Premises. The existence of

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any “punchlist”-type items shall not postpone the Commencement Date of this Lease. If Tenant or Tenant’s employees, agents or contractors cause construction of Landlord’s Work to be delayed, the Commencement Date shall be the date that, In the opinion of Landlord’s architect or space planner, substantial completion would have occurred if such delays had not taken place.

2.2.1. Within ten (10) days after Landlord delivers the Premises to Tenant with Landlord’s Work substantially completed, Tenant and Landlord will conduct a joint walk-through inspection of the Premises and Landlord’s Work to create an agreed upon list specifying those decoration and other punch-list items which require completion, which items Landlord will thereafter diligently complete at Landlord’s sole cost and expense within thirty (30) days after mutual agreement of said punch-list or as soon thereafter as reasonably practicable.

2.2.2. Assignment of Warranties. Landlord shall cause to be assigned to Tenant on a non-exclusive basis any assignable warranties related to repairs for which Tenant is responsible pursuant to the provisions of this Lease.

2.3. Tenant    Improvements. Tenant shall    make    certain    alterations,    additions    or improvements to the Premises in accordance with plans and specifications to be reviewed and approved by Landlord as set forth in Paragraph 6.5 and this Paragraph 2.3 (as used herein, the “Tenant Improvements”), at its sole cost and expense. Landlord may, but shall not be required to, engage a local construction manager to supervise such Tenant Improvements and such construction manager shall have full access to the Premises in connection with such supervision. The Tenant Improvements shall be performed by a Washington licensed and bonded contractor reasonably acceptable to Landlord and Washington licensed and bonded subcontractors. Prior to commencing construction of any Tenant Improvements, Tenant shall provide a copy of Tenant’s preliminary plans and specifications for the Tenant Improvements (collectively, “Tenant’s Preliminary Plans”) to Landlord for Landlord’s review and approval, which shall not be unreasonably withheld, conditioned or delayed. Landlord shall, within ten (10) business days after receipt thereof, either provide comments to or approve Tenant’s Preliminary Plans.    Landlord shall be deemed to have disapproved Tenant’s Preliminary Plans if Landlord does not timely provide its comments thereto.    If Landlord provides Tenant with comments to Tenant’s Preliminary Plans, Tenant shall provide revised Tenant’s Preliminary Plans to Landlord incorporating Landlord’s comments. Landlord shall either provide comments to such revised Tenant’s Preliminary Plans within ten (1OJ business days or approve them. The process described above shall be repeated, if necessary, until Tenant’s Preliminary Plans for the Tenant Improvements have been finally approved by Tenant and Landlord (upon such approval, the “Tenant’s Final Plans”).    Tenant agrees that ii shall not commence construction of the Tenant Improvements or any portion thereof until Tenant’s Final Plans have been finally approved by Landlord. The Tenant Improvements shall comply with Tenant’s Final Plans, all Applicable Laws, and all permits and governmental approvals.

3. Lease Term; Early Entry.

3.1. Lease Term. The term of this Lease shall commence on the Commencement Date and expire on the Expiration Date (the “Lease Term”). The Expiration Date of this Lease shall be the date estimated in the Basic Lease Terms or, if delivery of the Premises is delayed as set forth in Paragraph 2.1 or Paragraph 2.2, the last day of the calendar month that is the number offull calendar months stated in the Basic Lease Terms from the month in which the Commencement Date occurs. Landlord and Tenant shall each have a one (1)-time right to obtain written confirmation of the Commencement Date, Rent Commencement Date, and Expiration Date, which written confirmation shall be delivered by the other party within fifteen (15) days following receipt of written request from either Landlord or Tenant.

3.2. Early Entry. Upon Landlord’s prior written approval and subject to the provisions of this Paragraph 3.2, Tenant may enter the Premises approximately thirty (30) days prior to the Commencement Date as estimated in the Basic Lease Terms for the limited purpose of performing the Tenant Improvements to the extent such work does not interfere with Landlord’s Work (“Early Entry’’). Such Early Entry shall be subject to the following conditions: (i) prior to the date of Early Entry Tenant shall deliver to Landlord the certificate(s) of insurance required pursuant to Paragraph 12.2; (ii) Tenant and its agents, employees and contractors shall not interfere with the performance of Landlord’s Work; (iii) Tenant shall coordinate the timing of Tenant’s entry and work during the Early Entry period with Landlord’s employees and contractors; and (iv) Tenant shall comply in all respects with the provisions of Paragraph 2.3. If Landlord reasonably determines that Tenant’s actions are interfering with Landlord’s ability to complete Landlord’s Work, Landlord shall have the right to withdraw its permission for Early Entry upon twenty four (24) hours’ written notice to Tenant. Tenant shall be responsible for and shall promptly repair any and all damage to the Premises or Landlord’s Work arising out of Tenant’s Early Entry. Landlord shall not be liable in any way for any injury, loss or damage which may occur to any of Tenant’s property or installations in the Premises during the Early Entry period except to the extent caused by Landlord’s gross negligence or willful misconduct. The Expiration Date shall be unchanged by such Early Entry. All provisions of this Lease shall be in effect

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from the date of Early Entry; however, Base Rent, Operating Expenses and Taxes shall be abated untll the Rent Commencement Date.

4.	Rent Payment.

4.1. Base Rent: Addltlonal Rent. During the Lease Term, Tenant shall pay to Landlord the Base Rent for the Premises set forth in the Basic Lease Terms and all amounts other than Base Rent that this Lease requires (“Additional Rent”) without demand, deduction or offset. Payment shall be made in U.S. currency by checks payable to Landlord and mailed to the address for rent payments as set forth above or as otherwise may be designated in writing by Landlord. Simultaneous with Tenant’s execution and delivery of this Lease to Landlord, Tenant shall pay the Base Rent and Additional Rent for the first full month of the Lease Term for which Base Rent and Additional Rent are due in the amount of [***]. In the event of a First Partial Month, Tenant shall pay Base Rent for such First Partial Month, calculated pursuant to Paragraph 1.10.1, immediately upon receipt of Landlord’s invoice therefor. Thereafter, Base Rent and Additional Rent shall be payable in advance on the first day of each month during the Lease Term without demand. Base Rent and Additional Rent for any partial month during the Lease Term shall be prorated to reflect the number of days during the relevant month. Payment by Tenant or receipt by Landlord of any amount less than the full Base Rent or Additional Rent due from Tenant, or any disbursement or statement on any check or letter accompanying any check or rent payment, shall not in any event be deemed an accord and satisfaction. Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such rental or pursue any other remedy provided in this Lease.

4.2. Lockbox payments. If Landlord directs Tenant to pay Base Rent, Additional Rent or other charges under this Lease to a “lockbox” or other depository whereby checks issued in payment of such items are Initially cashed or deposited by a person or entity other than Landlord (albeit on Landlord’s authority) then, for any and all purposes under this Lease: (i) Landlord shall not be deemed to have accepted such payment untll five (5) days after the date on which Landlord shall have actually received such funds, (ii) Landlord shall be deemed to have accepted such payment if (and only if) within said five (5)-day period, Landlord shall not have refunded (or attempted to refund) such payment to Tenant and (ill) Landlord shall not be bound by any endorsement or statement on any check or any letter accompanying any check or payment and no such endorsement, statement or letter shall be deemed an accord and satisfaction. Nothing in this Paragraph 4.2 shall require Tenant to pay Base Rent or Additional Rent prior to the first day of the 111onth as set forth in Paragraph 4.1 above and the date upon which the funds are received by the “lockbox” shall be the date upon which Landlord receives the funds for the purposes of determining whether Tenant is in default under Paragraph 16.1,1 (I) or whether interest or late fees are due pursuant to Paragraph 24.2 hereof. Landlord or Landlord’s bank may accept such check or payment without prejudice to Landlord’s right to recover the balance of such rent or pursue any other remedy provided In this Lease, at law or in equity. Landlord may change the “lockbox” address at any time during the Lease Term by providing Tenant with fifteen (15) days prior written notice.

5.	Security Deposit.

5.1. Simultaneous with Tenant’s execution and delivery of this Lease to Landlord, Tenant shell pay the Security Deposit stated in the Basic Lease Terms. The Security Deposit shall be held by Landlord to secure Tenant’s obligations under this Lease; however, the Security Deposit is not an advance rental deposit nor a measure of Landlord’s damages for a default by Tenant under this Lease. Landlord may commingle the Security Deposit with its funds and shall have no obligation to pay any interest on the Security Deposit. Landlord shall have the right to offset against the Security Deposit any sums owing from Tenant to Landlord and not paid when due, any damages caused by Tenant’s default, the cost of curing any default by Tenant should Landlord elect to do so, and the cost of performing any repair, maintenance or cleanup that Is the responsibility of Tenant under this Lease. Offset against the Security Deposit shall not be an exclusive remedy In any of the above cases but may be invoked by Landlord, at its option, in addition to any other remedy provided by law or this Lease for Tenant’s nonperformance. Notwithstanding the foregoing, and for the avoidance of doubt, Landlord shall not be entitled to offset any portion of the Security Deposit for any restoration or repair of the Premises if such restoration or repair is not Tenant’s responsibility expressly provided in this ss Lease Landlord shall give notice to Tenant each time an offset is claimed against the Security Deposit, and unless this Lease is terminated, Tenant shall within ten (1O) days after such notice deposit with Landlord a sum equal to the amount of the offset so that the total deposit amount, net of offset, shall remain constant throughout the Lease Term. Tenant’s failure to make such deposit after offset shall be a default under this Lease. Any remaining balance of the Security Deposit (together with a reasonable accounting and supporting evidence of the amounts, If any, withheld from the Security Deposit) shall be returned by Landlord to Tenant (or, at Landlord’s option, to the last assignee of Tenant) when Tenant’s obligations under this Lease have been fulfllled.

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5.2.    Notwithstanding anything to the contrary contained herein, the Security Deposit will be reduced by Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) on the first day of the sixty first (61• full calendar month of the Lease Term and on the first day of the eighty fifth (85111)    full calendar month of the Lease Term, so long as Tenant has not been in monetary default under the Lease beyond any applicable notice and cure periods at any time prior to the relevant adjustment date. If Tenant is in monetary default under the Lease beyond any applicable notice and cure periods (if any) at any time prior to an adjustment date, there shall be no further reductions to the then current balance of the Security Deposit during the remainder of the Lease Term. The amount by which the Security Deposit is reduced (if at all) shall be promptly refunded to Tenant after each applicable adjustment date. There shall be no further reduction in the Security Deposit after the remaining balance of the Security Deposit is Five Hundred Thousand and 00/100 Dollars ($500,000.00) and In no event shall the amount of the Security Deposit ever be less than Five Hundred Thousand and 00/100 Dollars ($500,000.00).

6. Use of the Premises; Hazardous Substances.

6.1. Permitted Use. The Premises shall be used for the Permitted Use set forth in the Basic Lease Terms and for no other purpose without Landlord’s prior written consent which may be withheld In Landlord’s sole and absolute discretion.

6.2. Compliance with Applicable Laws and Requirements. In connection with its use, Tenant (i) shall at its expense comply with the CC&R’s, all applicable laws, ordinances, regulations, codes and orders of any governmental or other public authority including without limitation, any and all Environmental Laws as defined in paragraph 6.7.6 and the Americans with Disabilities Act of 1990 (collectively, together with any supplements or modifications thereto, “Applicable Laws”), and also including, without limitation, those requiring alteration of the Premises because of Tenant’s specific use or required pursuant to Paragraph 6.7; (ii) shall create no nuisance nor allow any objectionable liquid, odor, or noise to be emitted from the Premises; (iii) shall store no gasoline or other highly combustible materials on the Premises which would violate any applicable fire code or regulation nor conduct any operation that shall increase Landlord’s fire insurance rates for the Premises or the Park; (iv) shall not invalidate or impair any roof warranty; (v) shall not overload the walls, ceilings floors or electrical circuits of the Premises; (vi) shall not permit anything to be done in the Premises or elsewhere in the Building or the Park in any manner that causes injury to the Premises, the Building or the Park or any equipment, facilities or systems therein; and (vii) shall not allow any pets or animals on the Premises. Tenant, at Tenant’s sole cost and expense, shall obtain and maintain any and all permits and licenses required in order for Tenant to operate the Permitted Use In the Premises. Any power-driven machinery or equipment which Tenant proposes to install shall be subject to Landlord’s prior written consent; without limiting the foregoing, such consent may be conditioned upon Tenant retaining at Tenant’s sole cost and expense (A) a qualified electrician selected by Landlord whose opinion shall control regarding electrical circuits and (B) a qualified engineer or architect selected by Landlord whose opinion shall control regarding floor loads.

6.3. Storage. Without limiting the foregoing and subject to Paragraph 6.5, Tenant, at Tenant’s sole cost.and expense, shall make such alterations and additions to the Premises required due to Tenant’s racking configuration and storage of products within the Premises. Such alterations and additions to the Premises may be required for compliance with applicable building and fire codes, and may Include, without limitation, Installation of fire rated separation walls, fire sprinkler system upgrades, racking sprinklers, smoke vents, curtain boards, small hose stations and flrefighter entrances.

6.4.—Tenant, at Tenant’s sole cost and expense, may erect an exterior sign on the Building stating its name after first securing Landlord’s written approval of the size, color, design, wording and location, such approval not to be unreasonably withheld, conditioned or delayed. All signage and the installation and maintenance thereof shall comply with all Applicable Laws, the CC&R’s and Landlord’s then current signage criteria for the Building and/or Park. No signs shall be painted on or attached to the Building. All signs installed by Tenant shall be removed, at Tenant’s sole cost and expense, upon termination of this Lease with the sign location restored to its former state, ordinary wear and tear excepted.

6.5. Alterations.    Tenant shall make no alterations, additions or improvements to the Premises without Landlord’s prior written consent as provided herein and without a valid bulldlng permit issued by the appropriate governmental agency. To the extent that any alterations, additions or improvements to the Premises constitute “Major Alterations” (as defined below), Landlord may withhold its consent In Landlord’s sole and absolute discretion; otherwise, Landlord’s consent to any alterations, additions or Improvements to the Premises other than Major Alterations shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Landlord shall not unreasonably withhold, condition or delay its consent to the initial alterations, additions and improvements included in the Tenant Improvements contemplated under paragraph 2.3. As used herein, “Major Alterations” shall mean any alterations, additions or improvements (i) which are visible from outside the Building (including design and aesthetic changes), (ii) which are structural In nature and/or (iii) to the exterior of the Building or the roof of the Building. In furtherance of the foregoing, Landlord may only withhold its consent in Landlord’s sole and absolute discretion to Tenant’s proposed

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alterations to the heating, ventilation and/or air conditioning systems serving the Premises, the fire sprinkler, plumbing, electrical, mechanical and/or any other systems serving the Premises (collectively, the “Building Systems”) only to the extent such proposed alteration (1) are visible from outside the Building, and/or (2) adversely affects (in the reasonable discretion of Landlord) the exterior of the Building or the roof, foundation or structural elements of the Building; otherwise, in all other cases, Landlord’s consent to any proposed alteration to the Building Systems shall not be unreasonably withheld, conditioned or delayed. Tenant shall notify Landlord in writing at least fifteen (15) business days prior to commencement of any such work to enable Landlord to post any notice deemed proper before the commencement of such work. Any and ail such alterations, additions or improvements shall comply with all Applicable Laws including, without ilmitatlon, obtaining any required permits or other governmental approvals. Tenant shall cause its contractors and subcontractors to maintain insurance reasonably acceptable to Landlord. Upon termination of this Lease, any alterations, additions and Improvements (including without limitation all electrical, lighting, plumbing, heating and air-conditioning equipment, doors, windows, partitions, drapery, carpeting, shelving, counters, and physically attached fixtures) made by Tenant, including the Tenant Improvements, shall at once become part of the really and belong to Landlord unless the terms of the applicable consent provide otherwise, or Landlord subsequently requests in writing to Tenant that part or all of such Tenant additions, alterations or improvements be removed; provided, however, that, such subsequent written request shall be delivered to Tenant (a) in the event Tenant does not timely deliver any Option Notice (as defined below) to renew the Lease, no later than seventeen (17) months prior to the expiration of the then Lease Term (time being of the essence), or (b) in the event Tenant has exhausted all options to renew this Lease pursuant to Paragraph 25.1, no later than the date that is seventeen (17) months prior to the expiration of the then Lease Term (time being of the essence). In the event Tenant is required to remove part of all of such Tenant additions, alterations or improvements pursuant to the foregoing sentence, Tenant, at its sole cost and expense, shall promptly remove the specified additions, alterations or improvements and shall fully repair and restore the relevant portion(s) of the Premises to the condition in which Tenant is otherwise required to surrender the Premises under Paragraph 18.1.

6.5.1. Tenant shall have the right to make Cosmetic Alterations improvements not exceeding One Hundred Thousand Dollars ($100,000.00) in the aggregate without the consent of Landlord. As used herein, a “Cosmetic Alteration” means a cosmetic, decorative nonstructural alteration that (i) is limited to the interior of the Premises, (ii) does not affect the exterior (including the appearance) of the Building, and (iii) is not structural. Tenant shall give Landlord written notice (including a detailed description) of any Cosmetic Alterations at least fifteen (15) business days’ prior to the commencement of construction thereof to allow Landlord to elect under this Paragraph 6.5 whether such Cosmetic Alterations will be required to be removed upon the expiration or earlier termination of this Lease.

6.6.—Tenant shall not install or cause to be installed any cabling or wiring (collectively, “Cabling”) without the prior written consent of Landlord as provided in Paragraph 6.5, which shall not be unreasonably withheld, conditioned or delayed. Any installation of Cabling shall be performed pursuant to paragraph 6.5. shall meet the requirements of the National Electrical Code (as may be amended from time to time), and shall comply with all Applicable Laws. On or prior to the expiration or earlier termination of this Lease, Tenant, at Tenant’s sole cost and expense, shall remove all Cabling so installed. Any Cabling removed by Tenant shall be disposed of by Tenant, at Tenant’s sole cost and expense, in accordance with all Applicable Laws.

6.7. Hazardous Substances.

6.7.1. Use or Hazardous Substances. Tenant shall not cause or permit any Hazardous Substances (as defined in Paragraph 6.7.6) to be spilled, leaked, disposed of or otherwise released on, under or about the Premises, the Outside Area or any other portion of the Park. Subject to the provisions of this Paragraph 6.7, (i) Tenant may use on the Premises only those Hazardous Substances typically used in the prudent and safe operation of the Permitted Use, and (ii) Tenant may store such Hazardous Substances on the Premises, but only in quantities necessary to satisfy Tenant’s reasonably anticipated needs. In addition to complying with Paragraph 6,2, Tenant shall exercise the highest degree of care in the use, handling and storage of Hazardous Substances and shall take all practicable measures to minimize the quantity and toxicity of Hazardous Substances used, handled or stored on the Premises.

6.7.2. Notice of Release. Tenant shall notify Landlord, including delivery of notice by facsimile (in addition to delivery of notice as set forth in Paragraph 24.7), immediately upon becoming aware of the following: (i) any spill, leak, disposal or other release of any Hazardous Substances on, under or about the Premises, the Outside Area or any other portion of the Park; (ii) any notice or communication from a governmental agency or any other person relating to any Hazardous Substances on, under or about the Premises; or (iii) any violation of any Environmental Laws with respect to the Premises or Tenant’s activities on or in connection with the Premises.

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6.7.3. Spills and Releases. In the event of a spill, leak, disposal or other release of any Hazardous Substances on, under or about the Premises, the Outside Area or any other portion of the Park caused by Tenant or any of its contractors, agents or employees or invitees, or the suspicion or threat of the same, Tenant shall (i) immediately undertake all emergency response necessary to contain, cleanup and remove the released Hazardous Substance(s), (ii) promptly undertake all investigatory, remedial, removal and other response action necessary or appropriate to ensure that any Hazardous Substances contamination is eliminated to Landlord’s reasonable satisfaction, and (110 provide Landlord copies of all correspondence with any governmental agency regarding the release (or threatened or suspected release) or the response action, a detailed report documenting all such response action, and a certification that any contamination has been eliminated. All such response action shall be performed, all such reports shall be prepared and all such certifications shall be made by an environmental consultant reasonably acceptable to Landlord.

6.7.4. Investigations. If Landlord at any time during the Lease Term (including any holdover period) reasonably believes that Tenant is not complying with any of the requirements of this Paragraph 6.7, Landlord may require Tenant to furnish to Landlord, at Tenant’s sole expense and within thirty (30) days following Landlord’s request therefor, an environmental audit or any environmental assessment with respect to the matters of concern to Landlord. Such audit or assessment shall be prepared by a qualified consultant acceptable to Landlord.

6.7.5. Indemnity.

(i) Tenant’s Indemnity. Tenant shall indemnify, defend and hold harmless Landlord, its employees and agents, any persons holding a security interest in the Premises or any other portion of the Park, and the respective successors and assigns of each of them, for, from, against and regarding any and all claims, demands, liabilities, damages, fines, losses (Including without limitation diminution in value), costs (including without limitation the cost of any investigation, remedial, removal or other response action required by Environmental Laws) and expenses (including without !Imitation reasonable attorneys fees and expert fees in connection with any trial, appeal, petition for review or administrative proceeding) arising out of or in any way relating to the use, treatment, storage, generation, transport, release, leak, spill, disposal or other handling of Hazardous Substances on, under or about the Premises by Tenant or any of its contractors, agents or employees or invitees. Landlord’s rights under this paragraph 8.7.5(1) are In addition to and not in lieu of any other rights or remedies to which Landlord may be entitled under this Lease or otherwise. In the event any action is brought against Landlord by reason of any such claim, Tenant shall resist or defend such action or proceeding by counsel satisfactory to Landlord upon Landlord’s demand. The obligation to indemnify, defend and hold harmless shall include, without limitation, (A) reasonable costs incurred inconnection with investigation of site conditions, (B) reasonable costs of any cleanup, remedial, removal or restoration work required by any federal, state or local governmental agency or political subdivision with respect to Hazardous Substances, (C) diminution in value of the Premises and/or any other portion of the Park, (D) damages arising from any adverse impact on marketing of space in the Building and/or any other portion of the Park, (E) reasonable sums paid in settlement of claims, attorneys fees, consultant and laboratory fees and expert fees, and (F) the value of any loss of the use of the Premises or any other portion of the Park or any part thereof. Tenant’s obligations under this paragraph 8,7,5(i) shall survive the expiration or termination of this Lease for any reason.

(II) Landlord’s Indemnification. Landlord shall indemnify. defend and hold harmless Tenant and its employees and agents and the respective successors and assigns of each of them, for, from, against and regarding any and all claims, demands, liabilities, damages, fines, losses (including without limitation diminution in value), costs (including without limitation the cost of any investigation, remedial, removal or other response action required by Environmental Laws) and expenses (including without limitation attorneys fees and expert fees in connection with any trial, appeal, petition for review or administrative proceeding) arising out of or in any way relating to the actual or alleged use, treatment, storage, generation, transport, release, leak, spill, disposal or other handling of Hazardous Substances on the Premises by Landlord, or any of its contractors, agents or employees or by Landlord’s previous tenants of the Premises. Tenant’s rights under this Paragraph 6,7.5(11) are in addition to and not in lieu of any other rights or remedies to which Tenant may be entitled under this Lease or otherwise. In the event any action Is brought against Tenant by reason of any such claim, Landlord shall resist or defend such action or proceeding by counsel satisfactory to Tenant upon Tenant’s demand. The obligation to indemnify, defend and hold harmless shall include, without limitation, reasonable sums paid in settlement of claims, attorneys fees, ss consultant and laboratory fees and expert fees. Landlord’s obligations under this paragraph 6,7,5(11) S9 shall survive the expiration or termination of this Lease for any reason.

6.7.6. Definitions. The term “Environmental Laws” shall mean any and all federal, state, or local laws, statutes, rules, regulations, ordinances, or judicial or administrative decrees or orders relating to: (i) health, safety or environmental protection; (ii) the emissions, discharges, releases or threatened releases of pollutants, contaminants or toxic or hazardous materials Into the environment (including, without limitation, ambient air, surface water, ground water or subsurface strata); or (Iii) the use, storage, treatment, transportation, manufacture, refinement, handling,

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production or disposal of, or exposure to pollutants, contaminants or toxic or hazardous materials, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 USC §9601 !1...m- (“CERCLA”), as amended and judicially and administratively interpreted through the date hereof, and all regulations promulgated thereunder as of such date. The term “Hazardous Substance” (collectively, “Hazardous Substances”) shall mean: (i) any products, materials, solvents, elements, compounds, chemical mixtures, contaminants, pollutants, or other substances identified as toxic or hazardous under CERCLA or any other Environmental Laws; and (ii) the following substances: PCBs, gasoline, kerosene or other petroleum products, toxic pesticides and herbicides, volatile and/or chlorinated solvents, materials containing asbestos or formaldehyde and radioactive materials.

6.7.7. Landlord’s Representation. Landlord represents to Tenant that, to the best of Landlord’s knowledge, at the Commencement Date the Premises are free of Hazardous Substances In violation of any applicable Environmental Laws in effect as of the Commencement Date.

6.7.8. Landlord’s Responsibility. If the Premises are or become contaminated by Hazardous Substances that are not brought to the Park, or spilled, leaked, released or disposed of, by Tenant or any Tenant Party, then Landlord shall take or cause to be taken all legally required steps to remediate the same without reimbursement from Tenant.

7.	Utilities and Services.

7.1. Utility Charges. Tenant shall pay when due all charges for electricity, natural gas, water, garbage collection, janitorial service, sewer, and all other utilities of any kind furnished to the Premises during the Lease Term. If charges are not separately metered or stated, Landlord shall apportion the utility charges on an equitable basis and Tenant shall pay such charges to Landlord within ten (10) days following receipt by Tenant of Landlord’s statement for such charges. Landlord shall have no liability resulting from any l terruption of utility services caused by fire or other casualty, strike, riot, vandalism, the making of necessary repairs or Improvements, or any other cause beyond Landlord’s reasonable control. Tenant shall control the temperature In the Premises to prevent freezing of any sprinkler system.

7.1.1. Tenant understands that Landlord may be required under applicable law to obtain, input and disclose certain benchmarking data for the U.S. Environmental Protection Agency’s ENERGY STAR® Portfolio Manager. Landlord may also elect to voluntarily obtain, Input and disclose such data. Accordingly, within ten (10) days following written request therefor from Landlord (and thereafter as set forth below), Tenant will complete, execute and deliver to Landlord a data release authorization for each utility serving the Premises maintained in Tenant’s name or otherwise for the account of Tenant, in form and substance required by the relevant utlllty provider, permitting the relevant utility to disclose to Landlord Tenant’s monthly billing data, building square footage, occupancy type, operational characteristics and other information reasonably required for purposes of inputting the benchmarking data required by the U.S. Environmental Protection Agency’s ENERGY STAR® Portfolio Manager (the “Data Release Authorization”). In addition, if Tenant’s name or entity changes, Tenant shall complete, execute and deliver to Landlord an additional Data Release Authorization within ten (10) days following receipt of written request therefor from Landlord, Tenant’s failure to comply with the provisions of this Paragraph 7.1.1 shall be a material default under this Lease.

7.2. Use of Utilities. Tenant shall comply with all Applicable Laws regarding the use or reduction of use of utilities in the Premises.

7.3. No Warranty. Landlord does not warrant that any of the services and utilities referred to above will be free from interruption. Any service or utility may be suspended by reason of accident, necessary repairs, alterations or improvements, or force maJeure as described In paragraph 24,1. Interruption of services and utilities shall not be deemed an eviction or disturbance of Tenant’s use and possession of the Premises or render Landlord liable to Tenant for damages, or relieve Tenant from performance of Tenant’s obligations under this Lease.

8.	Maintenance and Repairs.

8.1. Landlord’s Maintenance and Repairs.

8.1.1. Costs Not Included In Operating Expenses. Landlord’s maintenance, repair and replacement obllgatlons which are paid by Landlord and not reimbursed by Tenant are set forth in this Paragraph 8,1,1. Landlord, at Its own cost and expense, shall be responsible only for (i) roof replacement, (Ii) repair and replacement of the foundation of the Building and (Iii) repair and replacement of the structural elements of the Bulldlng. Tenant shall promptly upon Its knowledge give Landlord written notice of defect or need for repairs required per the terms of this Lease, following the receipt of which Landlord shall promptly repair same or cure such defect. Landlord’s liability with respect to any defects, repairs, replacement or maintenance for which Landlord is responsible hereunder shall be limited to the cost of such repairs or maintenance or the curing of such defect, except to the extent Landlord’s failure to repair or cure the relevant item results in a default by Landlord under Paragraph 17 of this Lease.

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8.1.2. Costs Included IQ Operating Expenses. Landlord is responsible for perfonnlng maintenance, repairs and replacements of (i) the exterior paved areas and curbs of the Premises, (ii) all landscaping of the Premises, (iii) the exterior walls of the Building (including painting), gutters, downspouts and roof repairs, (iv) sprinkler systems and main sewage line(s) to the extent included in Landlord’s Work and (v) any other maintenance, repair or replacement items nonnally associated with the foregoing, including, without limitation, keeping the sidewalks abutting the Building free and clear of snow, ice, debris, and obstructions of every kind. The foregoing costs and expenses ofsuch repair, replacement, maintenance and other such items shall be included as part of Operating Expenses and Tenant shall be responsible for paying its proportionate share thereof. The amount of Tenant’s rental obligation set forth In Paragraph 1.1O does not include the cost of such items and Landlord’s performance of repair, replacement, maintenance and other Items, is not a condition to payment of such rental obligations.

8.1.3. Tenant’s Repair of Emergency Condition: Tenant’s Waiver. If Landlord’s failure to promptly repair as required under Paragraphs a.,.1 and 8.1,2 followlng receipt by Landlord of Tenant’s notice as required above results in an emergency situation which threatens property damage or injury to persons or materially and adversely Jeopardizes or interferes with functions vital to Tenant’s Permitted Use of the Premises, Tenant shall have the right, following telephonic notice to Landlord (which telephonic notice shall be followed by addltional notice from Tenant to Landlord pursuant to Paragraph 24.7 as soon as reasonably practicable), to effect such repairs or other cure as is necessary (and only to the extent necessary) to cure the emergency condition. Landlord shall pay the out of pocket costs actually incurred by Tenant to effect such cure of the emergency condition within twenty (20) days following receipt by Landlord of an invoice therefor together with evidence In reasonable detail of the out of pocket costs actually incurred by Tenant to complete such repairs or other cure. If Landlord fails to timely reimburse Tenant as aforesaid, then such unpaid amount may be offset by Tenant from Base Rent, Operating Expenses and Taxes next coming due and payable under this Lease. If Tenant elects to make such repairs or other cure, Tenant shall fully complete such repairs or other cure in full compliance with all Applicable Laws and Landlord shall not be deemed to be in default under this Lease for Landlord’s nonperformance of such repairs or other cure. Except as provided in this Paragraph 8.1.3, Tenant waives any right now or hereafter granted by law to make any repairs which are the responsibility of Landlord upon Landlord’s failure to make such repairs.

8.2. Tenant Maintenance and Repairs. Tenant, at its own cost and expense, shall keep all parts of the Premises (except for those for which Landlord Is expressly responsible hereunder) neatly maintained and in good condition and repair, and promptly make all necessary repairs and replacements (except for replacements by Landlord per Paragraphs 8.1 and 8.1 .2) to the Premises. Without limiting the generality of the foregoing, Tenant’s responsibility shall include (i) the Tenant Improvements and any other alterations, additions or improvements to the Premises made by or on behalf of Tenant, (ii) maintenance and repair of any portion of the electrical system serving the Premises, above-slab plumbing, and all drainpipes and sewer line(s) serving the Premises, (Iii) maintenance, repair and replacement of overhead and personnel doors, (iv) replacement of all broken or cracked glass within or on the exterior of the Building with glass of the same quality and type, (v) the heating, ventilation and air conditioning equipment serving the Building, and (vl) pest control and janitorial service. Tenant shall refrain from any discharge that will damage the sewers serving the Premises. In addition, Tenant shall provide its own janitorial service within the Building at Its sole cost and expense. Tenant shall maintain all hot water, heating and air conditioning systems and equipment serving the Building per manufacturer’s guidelines, including entering into and maintaining a maintenance contract providing for not less than quarterly inspections with a service company approved by Landlord In Its reasonable discretion. Tenant shall provide a copy of the maintenance contract to Landlord within ten (10) days after Landlord’s request therefor.

8.3. Security. Tenant acknowledges and agrees that Tenant is responsible for securing the Premises and that Landlord does not, and shall not be obligated to, provide any police personnel or other security services or systems for any portion of the Premises, Building, Outside Area and/or Park.

8.4. Access to Premises; Interference. Provided that Landlord gives Tenant reasonable notice (but in no event less than twenty four (24) hours, except in the event of an emergency in which case Landlord may enter upon the Premises without notice at any time), Landlord shall have access to the Premises at reasonable times throughout the Lease Term to perfom, repairs and maintenance for which Landlord is responsible under this Lease and to perfom, any other alterations or Improvements which Landlord deems necessary In its reasonable discretion (“Landlord’s Future Work”). Landlord shall use reasonable efforts to minimize disruption to Tenant’s use of the Premises in connection with the performance of any Landlord’s Future Work. Landlord and Tenant agree to communicate and reasonably cooperate with each other with respect to the perfonnance of Landlord’s Future Work such that Landlord Is able to perform Landlord’s Future Work economically and efflclently

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without unreasonable disruption to Tenant’s continuing operations In the Premises. However, Tenant understands that Landlord may be performing Landlord’s Future Work during business hours and that Landlord’s Future Work may be performed in and around the exterior of the Premises and in the Premises. Accordingly, notwithstanding any provision to the contrary contained in this Lease and provided that Landlord’s Future Work is performed In a reasonable manner, Landlord and Landlord’s contractors, agents and employees shall have all access and other rights reasonably required in order to perform and complete Landlord’s Future Work. Such performance and completion of Landlord’ss Future Work shall in no way constitute constructive eviction of Tenant from any portion of the Premises nor shall Tenant be entitled to abatement or reduction of Base Rent, Additional Rent or other charges payable by Tenant under this Lease as a result thereof. Provided Landlord uses reasonable efforts to minimize disruption to Tenant’s use of the Premises, Landlord shall have no liability for interference with Tenant’s use when making alterations, improvements or repairs to the Premises, Building, Outside Area or the Park.

9.	Taxes, Assessments and Operating Expenses.

9.1. Payments. Commencing on the Rent Commencement Date (subject to paragraph 3} and thereafter in advance on the first day of each month during the Lease Term, Tenant shall pay a monthly sum as Additional Rent representing Tenant’s proportionate share of Taxes and Operating Expenses for the Premises. Such amount shall annually be estimated by Landlord in good faith to reflect actual or anticipated costs. Upon termination of this Lease or at periodic intervals during the Lease Term, Landlord shall compute Its actual costs for such items during the relevant period and shall furnish Tenant with a statement in reasonable detail showing such items. Any overpayment by Tenant shall be credited against payments of Additional Rent to be made by Tenant under this Lease, and any deficiency shall be paid by Tenant within fifteen (15) days after receipt of Landlord’s statement. Landlord’s records of expenses for Taxes and Operating Expenses may be inspected by Tenant not more than one (1) time per annum at reasonable times upon thirty (30) days prior notice to Landlord; provided, however, that Tenant shall not retain any third party auditor on a contingency fee basis to perform any such audit or Inspection.

9.2. Tenant’s Proportionate Share. Tenant’s proportionate share of Taxes shall mean that percentage which the Premises Area set forth in the Basic Lease Terms bears to the total rentable square footage of all buildings covered by the tax statement for the Taxes. Tenant’s proportionate share of Operating Expenses for the Building shall be computed by dividing the Premises Area by the total rentable area of the Building. If in Landlord’s reasonable judgment either of these methods of allocation results in an inappropriate allocation to Tenant, Landlord shall select some other reasonable method of determining Tenant’s proportionate share.

9.3. Taxes Charged. As used herein, “Taxes” means all taxes, assessments and/or governmental charges of any kind and nature assessed against the Premises, the Building or the Park during the Lease Term and shall include all general real property taxes, all general and special assessments payable in installments, and any rent tax, tax on Landlord’s interest under this Lease, or any tax in lieu of the foregoing, whether or not any such tax is now in effect. Landlord shall have the right to employ a tax consulting firm to attempt to assure a fair tax burden on the Building and grounds within the applicable taxing jurisdiction, and Tenant agrees to pay Its proportionate share (calculated in the same manner as Tenant’s proportionate share of Taxes) of the cost of such consultant. Tenant shall not, however, be obligated to pay any tax based upon Landlord’s net income. In addition, Tenant shall be liable for all taxes levied or assessed against any personal property or fixtures placed in the Premises. If any such taxes are levied or assessed against Landlord or Landlord’s property and (i) Landlord pays the same or (II) the assessed value of Landlord’s property Is Increased by Inclusion of such personal property and fixtures and Landlord pays the increased taxes, then, within thirty (30) days following receipt by Tenant of a copy of the applicable tax bill with Landlord’s written request for payment thereof, Tenant shall pay to Landlord such taxes as part of Tenant’s payment of Taxes.

9.4. Operal(ng Expenses. “Operating Expenses” charged to Tenant hereunder shall mean s1 all costs incurred by Landlord in connection with owning, operating, maintaining, repairing and s2 replacing the Premises, Building, and all other portions of the Park including, without !Imitation, the cost of all utilities or services not paid directly by Tenant, property insurance, liability insurance, property management, maintenance, repair and replacement of landscaping, parking areas, and ss any other common facilities, and performing Landlord’s obligations under Paragraph 8.1 .2. Operating Expenses shall include without limitation, the following: (I) reserves for roof repair, exterior painting and other appropriate reserves; (ii) the cost, lncludlng Interest at ten percent (10%) per annum, amortized over Its useful fife, of any capital Improvement made to any portion of the Park by Landlord after the date of this Lease which is required under any Applicable Laws that were not applicable to the relevant portion of the Park at the time the relevant portion of the Park was constructed; (iii) the cost, including interest at ten percent (10%) per annum, amortized over its useful llfe, of installation of any device or other equipment which improves the operating efficiency of any system within the Park and thereby reduces Operating Expenses; (iv) maintenance, repair and replacement items which have a reasonable life expectancy in excess of five (5) years and which, If charged to Operating Expenses In one (1) year, would unreasonably distort total Operating Expenses for that year and therefore the

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cost thereof is being spread over the reasonable life expectancy of the work performed; (v) the fee paid by Landlord to the manager of the Premises (not to exceed two and one-half percent (2.5%) of the annual Base Rent payable by Tenant under this Lease) and all reimbursements and reasonable administrative costs charged by such manager to the Landlord with respect to the Premises; and (vi) costs incurred by Landlord in connection with the CC&R’s.

9.5. Exclusions From Operating Expenses. Notwithstanding anything to the contrary herein, Operating Expenses shall not include the following: (i) roof replacement; (II) correction of the Building foundation; (iii) correction of deficiencies in structural elements of the Building; (iv) the cost of any work or service performed for any other tenant or occupant of the Park; (v) any cost to the extent Landlord Is reimbursed therefor out of insurance proceeds or would have been reimbursed if Landlord had carried the Insurance required of Landlord under this Lease; (vi) costs of repairs, alterations or replacements caused by the exercise of rights of eminent domain; (vii) any expense for which Landlord is compensated by proceeds of indemnities or warranties (it being understood that Landlord shall use commercially reasonable efforts to obtain any reimbursements to which It is entitled thereunder); (viii) general overhead and administrative expenses of Landlord relating to maintaining Landlord’s existence and functioning either as a corporation, partnership or other entity; (Ix) costs, penalties or fines incurred due to the violation by the Landlord of any Applicable Laws; (x) any costs incurred to clean up, contain, abate, remove, remediate or otherwise remedy Hazardous Substances in or around the Premises or the Park which exist in violation of Applicable Laws prior to the Effective Date of this Lease; (xi) any capitalized costs incurred by Landlord In order to bring the Park, Building and Premises into compliance with the requirements of any Applicable Laws, provided that such non-compliance exists as of the Effective Date of this Lease, to the extent such non-compliance is not triggered by Tenant’s Permitted Use, the Tenant Improvements or any future alterations, additions or improvements made by Tenant to the Premises; (xii) any amount paid by Landlord or to the parent organization or a subsidiary or affiliate of the Landlord for supplies and/or services to the Premises to the extent the same exceeds the amount which would generally be expected to be incurred had such supplies and/or services been furnished or rendered by comparably qualified, first-class unafffliated third parties; (xiii) the wages and benefits and other compensation of any employee who does not devote substantially all of his or her employed time to the Premises unless such wages and benefits are prorated to reflect time spent on operating and managing the Premises; provided that in no event shall Operating Expenses for purposes of this Lease Include wages and/or benefits attributable to Premises management personnel or officers above the level of the portfolio manager or equivalent; (xiv) costs incurred by Landlord due to the violation by Landlord, its employees, agents or contractors or any other tenant of any Applicable Laws; and/or (xv) any costs, fines, penalties or Interest to the extent resulting from the gross negligence or wlllful misconduct of Landlord or Its agents, contractors or employees.

10.	Parking and Storage Areas.

10.1. Parking. Subject to the provisions of this Paragraph 10. Tenant, Its employees, agents, contractors and invitees shall have the non-exclusive right to use the common driveways and truck court areas located in the Outside Area, subject to the parking rights and rights of ingress and egress of other occupants. In addition, Tenant, its employees, agents, contractors and invitees shall have the non-exclusive right to use the parking spaces serving the Building at a ratio of two (2) spaces per one thousand (1,000) rentable square feet of the Premises. Tenant’s parking shall not be reserved and shall be limited to vehicles no larger than standard size automoblles, or standard size plckups or sport utility vehicles. Under no circumstances shall overnight parking be allowed, nor shall trucks, trailers or other large vehicles serving the Premises (i) be used for any purpose other than for the loading and unloading of goods and materials or (II) be permitted to block streets and/or ingress and egress to and from the Park. Temporary parking of large delivery vehicles in the Park may be permitted only with Landlord’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed. Vehicles shall be parked only in striped parking spaces and not in driveways, loading areas or other locations not speclflcally designated for parking. Handicapped spaces shall only be used by those legally permitted to use them. Per Paragraph 1.6 of this Lease, Landlord reserves the right to grant parking rights (exclusive and otherwise) within the relevant portions of the Outside Area to occupants of the Park; provided, however, that Landlord shall not grant such rights to the extent that such rights would materially and adversely affect Tenant’s parking rights under this Paragraph 10.1.

10.2. Storage Areas. Tenant shall not store any materials, supplies or equipment outside or in any unapproved area. Trash and garbage receptacles shall be kept covered at all times.

10.3. Generator. Notwithstanding the foregoing to the contrary, Tenant may, at Its sole cost and expense, Install a back-up power generator outside the Building in the location reasonably designated by Landlord pursuant to plans and specifications approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed, and subject to the CC&Rs and Applicable Laws. In the event Tenant elects to Install a back-up generator, II shall be screened by an enclosure which is architecturally Integrated with the Building and mutually agreed upon by the parties in writing. Tenant shall be responsible for maintaining the back-up generator in good working order and condition,

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and shall remove the same on or before the expiration or earlier termination of the Lease. Tenant shall repair any damage caused by removal of the back-up generator.

11.	Tenant’s Indemnification.

11.1.-Except to the extent waived by Paragraph 12.3, Tenant shall indemnify, defend and hold harmless Landlord for, from, against and regarding any claim, loss or liability arising out of or related to any action or inaction of Tenant or its employees, contractors, agents or Invitees (including, without limitation, any breach by Tenant of this Lease) or any condition of the Premises in the possession or under the control of Tenant, except to the extent such condition is caused by Landlord’s gross negligence or willful misconduct, or Landlord’s default under this Lease which continues beyond any applicable notice and cure periods. In the event any action is brought against Landlord by reason of any such claim, Tenant shall resist or defend such action or proceeding by counsel satisfactory to Landlord upon Landlord’s demand. Landlord shall have no liability to Tenant for any Injury, loss or damage caused by third parties, or by any condition of the Premises, except to the extent such condition is caused by Landlord’s gross negligence or willful misconduct, or Landlord’s default under this Lease which continues beyond any applicable notice and cure periods.    The obligations under this Paragraph 11 shall survive termination of this Lease.

11.2. No Limitations. The indemnification obligations contained in this Paragraph 11 shall not be limited by any worker’s compensation, benefit or disability laws, and each Indemnifying party hereby waives any immunity that said party may have under the Washington Industrial Insurance Act, Title 51 RCW, and similar worker’s compensation, benefit or disability laws.    LANDLORD AND TENANT    ACKNOWLEDGE BY    THEIR    EXECUTION    OF    THIS    LEASE    THAT    EACH INDEMNIFICATION PROVISION OF THIS LEASE (INCLUDING, BUT NOT LIMITED TO, THOSE RELATING TO WORKER’S COMPENSATION BENEFITS AND LAWS) WAS SPECIFICALLY NEGOTIATED AND AGREED TO BY LANDLORD AND TENANT.

12. Insurance; Waiver of Subrogation.

12.1. Landlord.    Landlord shall keep the Premises (as delivered by Landlord on the Commencement Dale) Insured against fire and other risks covered by a “Causes of Loss-Special Form” property insurance policy and against such other losses (including, without limitation earthquake, earth movement and flood) as Landlord may deem reasonable. For avoidance of doubt, Landlord’s insurance hereunder will not cover the Tenant Improvements and any other future alterations, additions or Improvements to the Premises made by or on behalf of Tenant Including, without limitation, any Cosmetic Alterations.

12.2. Tenant.Tenant shall keep all of Tenant’s property on the Premises, the Tenant Improvements and any other alterations, additions or Improvements to the Premises made by or on behalf of Tenant insured against fire and other risks covered by a “Causes of Loss-Special Form” property insurance policy in an amount equal to the replacement cost of such property, the proceeds of which shall, so long as this Lease Is In effect, be used for the repair or replacement of the property so insured. Tenant shall also carry commercial general liability insurance written on an occurrence basis with policy limits of not less than [***] each occurrence, which initial amount shall be subject to periodic increase based upon inflation, increased llabillty awards, recommendation of Landlord’s professional insurance advisers and other relevant factors. In addition, if Tenant’s use of the Premises includes any activity or matter that would be excluded from coverage under a commercial general liability policy, Tenant shall obtain such endorsements to the commercial general liability policy or otherwise obtain insurance to insure all liability arising from such activity or matter In such amounts as Landlord may reasonably require. Such commercial general liability insurance shall be (i) provided by an insurer or insurers who are approved to issue insurance policies in the State in which the Premises is located and have an A.M. Best financial strength rating of A- or better and financial size category of VII or larger, and (II) shall be evidenced by a certificate delivered to Landlord on or prior to the Commencement Date and annually thereafter stating that the coverage shall not be cancelled or materially altered without thirty (30) days advance written notice to Landlord. Landlord shall be named as an additional insured on such policy together with, upon written request from Landlord, Landlord’s mortgagee and Landlord’s managing agent.

12.3. Waiver of Subrogation. Landlord and Tenant each hereby releases the other, and the other’s partners, officers, directors, members, agents and employees, from any and all liability and responsibility to the releasing party and to anyone claiming by or through it or under it, by way of subrogation or otherwise, for all claims, or demands whatsoever which arise out of damage or destruction of property occasioned by perils which can be Insured by a “Causes of Loss-Special Form” and/or “special coverage” insurance form, including endorsements extending coverage to the perils of earthquake, earth movement and flood.    Landlord and Tenant grant this release on behalf of themselves and their respective insurance companies and each represents and warrants to the other that It Is authorized by its respective insurance company to grant the waiver of subrogation contained in this Paragraph 12,3. This release and waiver shall be binding upon the parties whether or not

Page 13	Redmond,WA

Insurance coverage is in force at the time of the loss or destruction of property referred to in this Paragraph 12.3.

13.	Property Damage.

13.1. Notice: Total Destruction. Tenant shall promptly upon Its knowledge give written notice to Landlord If the Premises are damaged or destroyed. If the Premises should be totally destroyed or so damaged by an Insured peril In an amount exceeding thirty percent (30%) of the full construction replacement cost of the Premises (as used herein, the “Damage Threshold”), Landlord may elect to terminate this Lease as of the date of the damage by notice of termination In writing to Tenant within thirty (30) days after such date, In which event all unaccrued rights and obligations of the parties under this Lease shall cease and terminate except to the extent such obligations specifically survive termination of this Lease.

13.2. Partial Destruction. If the Premises should be damaged by an insured peril which does not meet the Damage Threshold, or If damage or destruction meeting the Damage Threshold occurs but Landlord does not elect to terminate this Lease, this Lease shall not terminate and Landlord shall restore the Premises to substantially its condition as of the Commencement Date of this Lease. Tenant acknowledges and agrees that Landlord shall not be required to rebuild, repair or replace any part of the Tenant Improvements or any other alterations, additions and other Improvements required to be covered by Tenant’s insurance pursuant to Paragraph 12.2. If the Premises are untenantable in whole or part during the period commencing upon the date of the occurrence of such damage and ending upon substantial completion of Landlord’s required repairs or rebuilding, Base Rent shall be reduced during such period to the extent the Premises are not reasonably usable by Tenant for the Permitted Use.

13.3. Damage Near End of Lease Term. If the damage to the Premises occurs during the last twelve (12) months of the Lease Term, either Landlord or Tenant may elect to terminate this Lease as of the date the damage occurred, regardless of the sufficiency of any insurance proceeds. The party electing to terminate this Lease shall give written notification to the other party of such election within thirty (30) days after Tenant’s notice to Landlord of the occurrence of the damage, in which event all unaccrued rights and obligations of the parties under this Lease shall cease and terminate except to the extent such obligations specifically survive termination of this Lease.

13.4. Repair of Damme. All repairs made by Landlord pursuant to this Paragraph 13 shall be accomplished as soon as is reasonably possible, subject to force majeure as described in paragraph 24.1. Landlord’s good faith estimate of the cost of repairs of any damage, or of the replacement cost of the Premises, shall be conclusive as between Landlord and Tenant. The repair and restoration of the Premises shall be made pursuant to plans and specifications developed by Landlord in Landlord’s sole and absolute discretion and judgment, and such plans and specifications shall exclude all equipment, fixtures, improvements and alterations installed by Tenant, including without limitation the Tenant Improvements. All insurance proceeds from Landlord’s Insurance policies for repairs shall be payable solely to Landlord, and Tenant shall have no Interest therein. Nothing herein shall be construed to obligate Landlord to expend monies in excess of the insurance proceeds received by Landlord. Landlord shall be responsible for the insurance deductible, unless the loss is caused by Tenant or Tenant’s agents, employees, officers or representatives, in which case, and notwithstanding the provisions of paragraph 12,3, Tenant shall be responsible for the amount of the deductible.

13.5. Other Damage. If the Premises are substantially or totally destroyed by any cause whatsoever which is not covered by the foregoing provisions of this Paragraph 13. this Lease shall terminate as of the date the destruction occurred; provided, however, that if the damage does not meet the Damage Threshold, Landlord may elect (but will not be required) to rebuild the Premises at Landlord’s own expense, In which case this Lease shall remain in full force and effect. Landlord shall notify Tenant of such election within thirty (30) days after the casualty.

13.6. Tenant’s Right to Terminate. Following any damage or destruction of the Premises SI which materially and adversely affects Tenant’s use of the Premises for the Permitted Use, Landlords2 shall as soon as reasonably practicable following such casualty, deliver written notice to Tenant reasonably estimating in good faith the time necessary to complete the repair and/or restoration necessitated by such casualty. Notwithstanding anything herein to the contrary, in the event the time estimated for completion of such repair exceeds two hundred seventy (270) days from the date of issuance of all necessary permits to restore such casualty, then Tenant shall have the right to s1 tenninate this Lease by written notice delivered to Landlord within ten (10) business days following ss Tenant’s receipt of such·estimatenotice. In addition, In the event such repair in fact is not completed within two hundred seventy (270) days following the date of issuance of all necessary permits to restore such casualty (or such longer period as may have been estimated by Landlord in such notice), Tenant shall have the right to terminate this Lease upon thirty (30) days prior written notice to Landlord, provided that if such repair Is completed within such thirty (30) day period as extended by any event

Page 14	Redmond,WA

beyond Landlord’s reasonable control, such termination shall be nulllfled and this Lease shall continue in full force and effect.

14. Condemnation.

14.1. Partial Taking. If a portion of the Premises is condemned and Paragraph 14.2 does not apply, this Lease shall continue on the following terms:

14.1.1. Landlord shall be entitled to all of the proceeds of condemnation, and Tenant shall have no claim against Landlord as a result of the condemnation.

14.1.2. Landlord shall proceed as soon as reasonably possible to make such repairs and alterations to the Premises as are necessary to restore the remaining Premises to a condition as comparable as reasonably practicable to that existing at the time of condemnation. Landlord need not Incur expenses for restoration in excess of the amount of condemnation proceeds received Landlord after payment of all reasonable costs, expenses and attorneys fees incurred by Landlord in connection therewith.

14.1.3. Rent shall be abated during the period of restoration to the extent the Premises are not reasonably usable by Tenantfor the use permitted by Paragraph 6.1. and rent shall be reduced for the remainder of the Lease Term in anamount equal to the reduction in rental value of the Premises caused by the taking.

14.2. Total Taking. If a condemning authority takes the entire Premises or a portion sufficient to render the remainder unsuitable for Tenant’s use, then either party may elect to terminate this Lease effective on the date that title passes to the condemning authority. Landlord shall be entitled to all of the proceeds of condemnation, and Tenant shall have no claim against Landlord as a result of such condemnation.

15. Assignment, Subletting and Other Transfers.

15.1.—Neither the Lease nor any part of the Premises may be assigned, mortgaged, subleased or otherwise transferred, nor may a right of use of any portion of the Premises be conferred on any person or entity by any other means, without the prior written consent of Landlord which shall not be unreasonably withheld, conditioned or delayed. Prior to effectuating any such assignment, sublease or other transfer, Tenant shall notify Landlord in writing of the name and address of the proposed transferee, and deliver to Landlord with such notice a true and complete copy of the proposed assignment agreement, sublease or other occupancy agreement, current financial statements of such proposed transferee, a statement of the use of the Premises by such proposed transferee and such other Information or documents as may be necessary or appropriate to enable Landlord to determine the qualifications of the proposed transferee together with a request that Landlord consent thereto (‘‘Tenant’s Notice”). Without limiting Landlord’s ability to deny or condition consent for any other reason, it shall not be considered unreasonable if Landlord’s consent to a proposed sublease, assignment or other transfer Is denied based on the following: (I) the business of the proposed transferee (A) is not compatible with the nature and character of the Park or the businesses in the Park and/or (B) will conflict with any exclusive uses or use restrictions that Landlord has granted to other occupants of the Perk, (ii) in the event of an assignment, the financial strength of the proposed assignee is not at least equal to the flnanclal strength of Tenant either at the time Tenant entered into this Lease or at the time of the proposed assignment (whichever Is greater), (iii) the proposed transferee will excessively overpark the Bullding and/or the Park with automobiles or trucks (excessively overpark shall mean that the proposed transferee“s parking will violate local parking restrictions or will interfere with other tenants occupying the Building or the Park), (iv) the proposed transferee cannot demonstrate to Landlord’s reasonable satisfaction the management skills or experience necessary, in Landlord’s reasonable opinion, to be successful in the Premises, (v) the proposed transferee has a record of environmental contamination or their anticipated use of the Premises involves the generation, storage, use, sale, treatment, release or disposal of any Hazardous Substances, or (vl) the proposed form of sublease, assignment or other occupancy agreement is unacceptable (unacceptable form of sublease, assignment or other occupancy agreement shall mean that the content and format of the form are not consistent with the terms of this Lease or the CC&R’s or are not consistent with the terms and requirements of Landlord’s loan documents for the Building). Any attempted assignment, subletting, transfer or encumbrance by Tenant in violation of the terms and covenants of this Paragraph 15,1 shall be void.

15.2. No Release; Excess Rent. No assignment, subletting or other transfer, whether consented to by Landlord or not, or permitted hereunder, shall relleve Tenant of Its llabillty under this Lease. If an event of default occurs while the Premises or any part thereof are assigned, sublet or otherwise transferred, then Landlord, In addition to any other remedies herein provided, or provided by law, may collect directly from such assignee, sublessee or transferee all rents payable to Tenant and apply such rent against any sums due Landlord hereunder. No such collection shall be construed to constitute a novalion or a release of Tenant from the further performance of Tenant’s obligations

Page 15	Redmond,WA

hereunder. If Tenant assigns or otherwise transfers this Lease or sublets the Premises for an amount in excess of the rent called for by this Lease, such excess shall be paid to Landlord within ten (10) days following receipt by Tenant.

15.3. Permitted Transfers.    Notwithstanding anything to the contrary contained in this Paragraph 15. but subject to Paragraphs 6.1 and 6.7 of this Lease, Tenant shall have the right, without Landlord’s consent, to (a) sublet all or part of the Premises to any related corporation or other entity which controls Tenant, is controlled by Tenant or is under common control with Tenant; (b) assign all or any part or this Lease to any related corporation or other entity which controls Tenant, Is controlled by Tenant, or is under common control with Tenant, or to a successor entity into which or with which Tenant is merged or consolidated or which acquires substantially all of Tenant’s assets or property; or (c) effectuate any public offering of Tenant’s stock on the New York Stock Exchange, NASDAQ national market or in the NASDAQ over the counter market, provided that in the event of a transfer pursuant to clause (b), such successor entity assumes all of the obligations and llabllltles of Tenant (any such entity hereinafter referred to as a “Permitted Transferee”). Tenant shall provide Landlord with written notice with respect to any Permitted Transfer within fifteen (15) days prior to the effective date thereof. No Permitted Transfer shall be deemed to constitute a release of Tenant from its obligations under this Lease.

16. Tenant Default.

16.1. .l:2!w!ll- Any of the following shall constitute a default by Tenant under this Lease: 16.1.1. Tenant’s failure to (i) pay rent or any other charge under this Lease within five (5) days after it Is due, provided that the first two (2) times in any twelve (12) consecutive month period that Tenant fails to pay an installment of rent or other charge when due, Tenant shall not be in default of this Lease so long as Tenant pays such past due amount within five (5) days of the date notice is sent to Tenant that such amount is past due or (ii) Immediately cure or remove any lien pursuant to Paragraph 20 or (iii) except as provided In Paragraphs16,1.2 and 16,1.3, comply with any other term or condition within thirty (30) days following written notice from Landlord specifying the noncompliance. If any failure described in clause (iii) of the Immediately preceding sentence cannot be cured within the thirty (30)-day period, this provision shall be deemed complied with so long as Tenant commences correction within such period and thereafter proceeds in good faith and with reasonable diligence to effect the remedy as soon as practicable.

16.1.2. Tenant’s insolvency; assignment for the benefit of its creditors; Tenant’s voluntary petition in bankruptcy or adjudication as bankrupt; attachment of or the levying of execution on the leasehold Interest and failure of Tenant to secure discharge of the attachment or release of the levy of execution within ten (10) days; or the appointment of a receiver for Tenant’s properties.

16.1.3. Failure of Tenant to deliver the documents or agreements required under Paragraphs 19.1 and/or 19.3 within the relevant time period(s) specified therein; provided, however, that If Tenant fails to perform timely each of its obligations under Paragraphs 19.1 or 19.3, then Landlord shall provide Tenant a second notice to Tenant which shall state “Second Notice—TENANT MAY BE IN DEFAULT IF ACTION IS NOT TAKEN WITHIN 5 DAYS”. If Tenant fails to respond to Landlord’s second notice within said period then Tenant shall, at Landlord’s option, be in default of this Lease pursuant to this Paragraph 16.1.3.

16.2. Remedies for Default. For any default as described in Paragraph 16.1, Landlord shall have the right to the following remedies which are intended to be cumulative and In addition to any other remedies provided under applicable law:

16.2.1. Terminate Tenant’s right to possession of the Premises and Tenant’s rights under this Lease by written notice to Tenant without relieving Tenant from its obllgatlon to pay damages.

16.2.2. Re-enter and take possession of the Premises and remove any persons or property by legal action or by self-help with the use of reasonable force and without liability for damages and without having accepted a surrender. Tenant’s liability to Landlord for damages shall survive the tenancy. Landlord may, after such retaking of possession, relet the Premises upon any reasonable terms. No such reletting shall be construed as an acceptance of a surrender of Tenant’s leasehold interest.

16.2.3. Except to the extent otherwise provided by applicable law, in the event of termination or retaking of possession following default, Landlord shall be entitled to recover immediately, without waiting until the due date of any future rent or until the date f1Xed for expiration of the Lease Term, the following amounts as damages:

(i) The loss of rental from the date of default until a new tenant is secured and paying rent.

Page 16	Redmond,WA

(ii) The reasonable costs of reentry and reletting Including without limitation the cost of any cleanup, refurbishing, removal and disposal of Tenant’s property and fixtures, or any other expense occasioned by Tenant’s default Including but not limited to remodeling or repair costs, attorney fees, court costs, broker commissions, and marketing costs.

(iiQ Any excess of the value of the rent and all of Tenant’s other obligations under this Lease over the reasonable expected return from the Premises for the period commencing on the earller of the date of trial or the date the Premises are relet, and continuing through the end of the Lease Term. The present value of future amounts shall be computed using a discount rate equal to the prime loan rate in effect on the date of trial of major national banks who are members of the Federal Reserve System, insured by the Federal Deposit Insurance Corporation and are located in the State in which the Premises is located.

16.3. No Bar of Actlon(sl . Landlord may sue periodically to recover damages during the period corresponding to the remainder of the Lease Term, and no action for damages shall bar a later action for damages subsequently accruing.

16.4. Landlord Cure. If Tenant fails to perform any obligation under this Lease beyond any applicable notice and cure periods, Landlord shall have the option to do so after five (5) days written notice to Tenant. All of Landlord’s reasonable out-of-pocket expenditures to correct such default shall be reimbursed by Tenant on written demand together with interest at the rate specified in Paragraph 24.2 from the date of expenditure until repaid. Such action by Landlord shall not waive any other remedies available to Landlord because of the default.

16.5. No Exclusion. The foregoing remedies shall be in addition to and shall not exclude any other remedy available to Landlord at law or in equity.

17. Landlord Default.

Landlord shall be in default under this Lease if it shall fail to comply with any term, provision or covenant of this Lease and shall not cure such failure within thirty (30) days after written notice thereof to Landlord unless such cure cannot reasonably be accomplished within such thirty (30)-day period. Landlord shall have such additional time as is reasonably necessary to accomplish such cure provided Landlord promptly commences and diligently prosecutes such cure to completion.

18. Surrender at Expiration or Termination.

18.1. Surrender. On expiration or early termination of this Leese, Tenant shall deliver all keys to Landlord, have final utility readings made and pay all utility accounts current on the date of move out, and surrender the Premises clean and free of debris inside and out, with all mechanical, electrical, and plumbing systems in good operating condition, all signege removed and defacement corrected, and all repairs called for under this Lease completed. The Premises shall be delivered in the same condition as at the Commencement Date, subject only to damage by casualty, the provisions of paragraphs 6.5, 6.6 and 18.2 and depreciation and wear from ordinary use. Tenant shall remove all of its furnishings and trade fixtures that remain its property and restore all damage resulting from such removal. Failure to remove said property shall be an abandonment of same, and Landlord may remove and/or dispose of It In any manner permitted under law without liability, and Tenant shall be liable to Landlord for any costs of removal, restoration, transportation to storage, storage and/or disposal, with interest on all such expenses as provided in paragraph 24,2. The provisions of this Paragraph 18.1 (including, without limitation, all provisions referenced herein) shall survive the expiration or earlier termination of this Lease.

18.2. Removal of Hazardous Substances. Upon expiration of this Lease or sooner termination of this Lease for any reason, Tenant shall remove all Hazardous Substances and facilities used for the storage or handling of Hazardous Substances from the Premises and restore the affected areas by repairing any damage caused by the Installation or removal of the facllltles. Following such removal, Tenant shall certify In writing to Landlord that all such removal is complete. Until such time as Tenant has fulfilled all the requirements of this Paragraph 18.2 (in addition to any other requirements), Landlord may treat Tenant as a holdover Tenant as provided below; provided, however, that any such continuation of this Lease shall not relieve Tenant of its obligations under this Paragraph 1a.2.

18.3. Failure to Vacate. If Tenant fails to vacate the Premises when required and holds over without Landlord’s prior written consent, Landlord may elect either (i) to treat Tenant as a tenant from month to month, subject to all provisions of this Lease except the provision for Lease Term and at a rental rate equal to one hundred fifty percant (150%) of the Base Rent payable by Tenant Immediately preceding the scheduled expiration of the Lease Term plus Additional Rent, or (ii) to treat Tenant as a tenant at sufferance, eject Tenant from the Premises and recover damages caused by wrongful holdover including, without limitation, as set forth in Paragraph 18.4. Failure of Tenant to remove furniture, furnishings, cabling or other telecommunications equipment, or trade fixtures which Tenant

Page 17	Redmond,WA

is required to remove under this Lease shall constitute a failure to vacate to which this Paragraph 18.3 shall apply if such property not removed substantially interferes with occupancy of the Premises by another tenant or with occupancy by Landlord for any purpose including preparation for a new tenant. If a month-to-month tenancy results from a holdover by Tenant under this Paragraph 18,3. the tenancy shall be terminable upon thirty (30) days written notice from Landlord. Tenant waives any notice that would otherwise be provided by law with respect to a month-to-month tenancy.

18.4. Indemnification. Tenant acknowledges that, If Tenant holds over without Landlord’s consent as provided above, such holding over may compromise or otherwise affect Landlord’s ability to enter into new leases with prospective tenants regarding the Premises and/or the Building. Therefore, if Tenant fails to surrender the Premises upon the expiration or other termination of this Lease, then, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless for, from, against and regarding any and all obligations, losses, clalms, actions, causes of action, liabilities, penalties, damages (including consequential and punitive damages), costs and expenses (including reasonable attorneys and consultants fees and expense) resulting from such failure including, without limiting the generality of the foregoing, any claims made by any succeeding tenant founded upon such failure to surrender and any lost profits to Landlord resulting therefrom. The provisions of this Paragraph 18,4 are in addition to, and do not affect, Landlord’s right to re-entry or other rights hereunder or provided by law. Tenant’s obligations under this Paragraph 18.4 shall survive the expiration or earlier termination of this Lease.

19. Mortgage or Sale by Landlord; Estoppal Certificates.

19.1. El:!£cib’ This Lease is and shall be prior to any mortgage or deed of trust (“Encumbrance”) recorded after the date of this Lease and affecting the Bullding and the land upon which the Bulldlng Is located. However, If any lender holding an Encumbrance secured by the Building and the land underlying the Building requires that this Lease be subordinate to the Encumbrance, then Tenant agrees that this Lease shall be subordinate to the Encumbrance If the holder thereof agrees in writing with Tenant that no foreclosure, deed given in lieu of the foreclosure, or sale pursuant to the terms of the Encumbrance, or other steps or procedures taken under the Encumbrance shall affect Tenant’s right to quiet possession of the Premises so long as Tenant pays rent and timely observes and performs ail of the provisions of this Lease. If the foregoing condition is met, Tenant shall execute the written agreement and any other documents required by the holder of the Encumbrance to accomplish the purposes of this Paragraph 19.1 within twenty (20) days following receipt thereof.

19.1.1. Landlord represents to Tenant that no party has a mortgage or trust deed against the Building as of the Effective Date of this Lease. Landlord shall provide Tenant with written notice of any grant of any mortgage or trust deed against the Building or the real property associated therewith after the Effective Date of this Lease, and upon Tenant’s request shall use commercially reasonable efforts to obtain, at Tenant’s sole cost, a Subordination, Non-Disturbance and Attornment Agreement (“SNDA”) in the form prescribed by the lender thereunder. Notwithstanding the foregoing, Tenant’s obligations under this Lease are not contingent upon Landlord obtaining a SNDA from any lender and Landlord shall not be in default under this Lease if It is unable to obtain a SNDA from any lender despite using commercially reasonable efforts to do so.

19.2. Attornment. If the Building is sold as a result of foreclosure of any Encumbrance thereon or otherwise transferred by Landlord or any successor, Tenant shall attorn to the purchaser or transferee, and the transferor shall have no further liability hereunder.

19.3. Estoppel Certificate. Either party shall within twenty (20) days after notice from the other execute and dellver to the other party a certificate stating whether or not this Lease has been modified and is in full force and effect and specifying any modifications or alleged breaches by the other party. The certificate shall also state the amount of Base Rent and Additional Rent, the amount of the Security Deposit (if any), the amount of any prepaid Base Rent and Additional Rent and any other factual information reasonably requested by the other party. Failure to deliver the certificate within the specified time shall be conclusive upon the party of whom the certificate was requested that the Lease is in full force and effect and has not been modified except as may be represented by the party requesting the certificate.

20.   Liens.

Tenant shall keep the Premises free from any liens arising out of any work performed, materials furnished or obligations incurred by or on behalf of Tenant and shall indemnify, defend and hold Landlord harmless for, from, against and regarding all claims, costs and liabilities, Including s1 attorneys fees and costs, in connection with or arising out of any such lien or claim of lien. Tenant ss shall use commercially reasonable efforts to cause the release of record of any lien(s) filed against the s9 Premises by payment or posting of a proper bond within twenty (20) days from Landlord notifying Tenant of such lien.

Page 18	Redmond,WA

21. Attorneys Fees; Waiver of Jury Trial.

In the event that any party shall bring an action to enforce its rights under this Lease, the prevailing party In any such proceeding shall be entitled to recover its reasonable attorneys, witness and expert fees and costs of the proceeding, including any appeal thereof and in any proceedings in bankruptcy. For purposes hereof, the reasonable fees of Landlord’s In-house attorneys or Tenant’s In-house attorneys, as the case may be, who perfom, services In connection with any such enforcement action are recoverable, and shall be based on the fees regularly charged by private attorneys with the equivalent number of years of experience in the relevant subject matter area of the law, in law firms in the City of Seattle, Washington with approximately the same number of attorneys as are employed by Landlord’s Law Department or Tenant’s Law Department, as the case may be. The provisions of this Paragraph 21 are separate and severable and shall survive a judgment on this Lease. Disputes between the parties which are to be litigated shall be tried before a Judge without a jury.

22. Limitation on Liability: Transfer by Landlord.

22.1. Property and Assets. All persons dealing with Landlord must look solely to the property and assets of Landlord for the payment of any clalm against Landlord or for the perfomiance of any obllgatlon of Landlord as neither the joint venturers, general partners, limited partners, members, employees, nor agents (as the case may be) of Landlord assume any personal llabllity for obligations entered into on behalf of Landlord (or its predecessors in interest) and their respective properties shall not be subject to the clalms of any person In respect of any such llablllty or obllgatlon. As used herein, the words “property and assets of Landlord” exclude any rights of Landlord for the payment of capital contributions or other obligations to it by any joint venturer, general partner, limited partner or member (as the case may be) in such capacity.

22.2. Transfer by Landlord. All obligations of Landlord hereunder will be binding upon Landlord only during the period of its possession of the Premises and not thereafter. The term “Landlord” shall mean only the owner of the Premises for the time being, and if such owner transfers Its Interest In the Premises, such owner shall thereupon be released and discharged from all covenants and obligations of the Landlord thereafter accruing, but such covenants and obligations shall be binding during the Lease Term upon each new owner for the duration of each owner’s ownership.

22.3. Other Occupants. Landlord shall have no liability to Tenant for loss or damages arising out of the acts or inaction of other tenants or occupants.

23. Real Estate Brokers; Finders.

The parties acknowledge that separate agents with the real estate brokerage fim, of Kidder Mathews have represented both Landlord and Tenant In the negotiation of this Lease, namely that [***] of Kidder Mathews has represented Landlord and [***] of Kidder Mathews has represented Tenant, and agree that a real estate commission shall be paid to Kidder Mathews by Landlord pursuant to a separate agreement. Each party shall Indemnify, defend, protect and hold the other party harmless for, from, against and regarding all claims, costs, demands, actions, liabilities, losses and expenses (including the reasonable attorneys fees of counsel chosen by the other party) arising out of or resulting from any claims that may be asserted against such other party by any other broker, finder or other person with whom the party bearing the Indemnity obligation has, or purportedly has, dealt.

24. Other.

24.1. Force Maieure. The occurrence of any of the following events shall excuse the perfom,ance of such obligations of Landlord or Tenant to the extent thereby rendered impossible or not reasonably practlcable for so long as such event continues so long as the party under this Lease required to perfom, gives prompt notice of such delay to the other party: strikes; lockouts; labor disputes; acts of God; inability to obtain labor, materials or reasonable substitutes therefor; governmental restrictions, regulations, or controls; judicial orders; enemy or hostile government action; terrorism; civil commotion; fire or other casualty; condemnation and other causes beyond the reasonable control of the party obligated to perform; provided, however, that in no event will the occurrence of any of said events or causes excuse the failure to pay rent or any other payment to be made by Tenant hereunder strictly as and when required under this Lease.

24.2. Interest: Late Charges. Rent not paid within ten (10) days of when due shall bear interest from the date due until paid at the rate of ten percent (10%) per annum. Landlord may at its option Impose a late charge of $.05 for each $1.00 of rent for rent payments made more than ten (10) days late in addition to interest and other remedies available for default.

24.3. Captions: Paragraph Headings. The captions and headings used In this Lease are for the purpose of convenience only and shall not be construed to limit or extend the meaning of any part

Page 19	Redmond,WA

of this Lease. Reference to a “Paragraph” shall mean reference to either a specified numbered paragraph or subparagraph of this Lease.

24.4. Nonwaiver. Waiver by either party of strict performance of any provision of this Lease shall not be a waiver of or prejudice the party’s right to require strict perfonnance of the same provision in the future or of any other provision.

24.5. Succession. Subject to the limitations on transfer ofTenant’s Interest, this Lease shall bind and Inure to the benefit of the parties, their respective heirs, successors, and assigns.

24.6. Entry for Inspection. Landlord and its authorized representatives shall have the right to enter upon the Premises with reasonable notice (but in no event shall more than twenty-four (24) hours’ notice be required) to determine Tenant’s compliance with this Lease, to make necessary repairs to the Building or the Premises, or to show the Premises or the Building to any prospective tenant or purchasers. Landlord may place and maintain upon the Building and/or Premises notices for leasing or sale of the Bullding and/or the Premises. Landlord may enter upon the Premises without notice by any means necessary and at any time in the case of an emergency.

24.7. NQ!m. Any notice permitted or required to be given hereunder shall be in writing and shall be given by personal delivery or certified United States mail (return receipt requested), U.S. Express Mail or overnight air courier, in each case postage or equivalent prepaid, addressed to the address for notices set forth in the Basic Lease Terms. The person to whom and the place to which notices are to be given may be changed from time to time by either party by written notice given to the other party. If any notice is given by mail, it shall be effective upon the earlier of (i) seventy-two (72) hours after deposit in the U.S. Mail with postage prepaid, or (ii) actual delivery or refusal to accept such delivery, as indicated by the return receipt; and if given by personal delivery, U.S. Express Mail or by overnight air courier, when delivered.

24.8. Entire Agreement. This Lease Is the entire agreement between the parties, and there are no agreements or representations between the parties except as expressed herein.

24.9. Authority. If Tenant signs this Lease as a corporation or other entity, Tenant warrants to Landlord that Tenant Is a valid and existing corporation or other relevant entity, that Tenant has all right and authority to enter into this Lease, and that each and every person signing on behalf of Tenant is authorized to do so. Upon Landlord’s request, Tenant shall provide evidence satisfactory to Landlord confirming these representations.

24.10. Time of Essence. Time is of the essence of the perfonnance of each of Tenant’s obllgatlons under this Lease.

24.11. Modifications. This Lease may not be modified except by written endorsement attached to this Lease, dated and signed by the parties.

24.12. No Appurtenances. This Lease does not create any rights to light and air by means of openings In the walls of the Building, any rights or interests in parking facilities, or any other rights, easements or licenses, by implication or otherwise, except as expressly set forth in this Lease or Its exhibits.

24.13. Financial Statements. Upon written request of Landlord (but not more than once a calendar year), Tenant shall furnish to Landlord, within ten (10) days following receipt of Landlord’s written request, Tenant’s most current financial statements (including balance sheet and income statement) prepared in the ordinary course of Tenant’s business and, if not audited, certified by the chief financial officer or accounting officer of Tenant that such statements have been prepared in accordance with Generally Accepted Accounting Principles (GAAP). Landlord may make such financial statement available to any prospective lender or purchaser of the Park or any portion thereof. Landlord shall otherwise keep such financial statement confidential and shall require any such prospective lender or purchaser to do the same.

24.14. Regulatjons. Landlord shall have the right to make and enforce regulations and criteria consistent with this Lease for the purpose of promoting safety, order, cleanliness and good service to the tenants and other occupants of the Park. Copies of all such regulations shall be furnished to Tenant and shall be complied with as if part of this Lease.

24.15. Applicable Law: SeverablUty. This Lease shall be construed, applied and enforced in accordance with the laws of the State In which the Premises is located. If a court of competent jurisdiction holds any portion of this Lease to be Illegal, Invalid or unenforceable as written, it is the intention of the parties that (i) such portion of this Leese be enforced to the extent permitted by law and (II) the balance of this Lease remain in full force and effect. It is also the intention of the parties that In lieu of each clause or provision of this Lease that is illegal, invalid or unenforceable there be

Page 20	Redmond,WA

added, as a part of this Lease, a clause or provision as similar In terms to such Illegal, invalid or unenforceable clause or provision as may be possible and be legal, valid and enforceable.

24.16. Jointand Several Llabillty. In the event Tenant now or hereafter consists of more than one person, firm or corporation, then all such persons, firms or corporations shall be jointly and severally liable as Tenant under this Lease.

24.17. Construction and Interpretation. All provisions of this Lease have been negotiated by Landlord and Tenant at arm’s length and neither party shall be deemed the author of this Lease. This Lease shall not be construed for or against either party by reason of the authorship or alleged authorship of any provision hereof or by reason of the status of the respective parties as Landlord or Tenant.

24.18. No Recordatlon. Neither this Lease, nor any short form or memorandum thereof, shall be recorded in any manner against the real property of which the Premises comprises a portion.

24.19. No Partnership Created. Neither this Lease nor the calculation and payment of Base Rent, Additional Rent or any other sums hereunder, is Intended to create a partnership or joint venture between Landlord and Tenant, or to create a principal-and-agent relationship between the parties.

24.20. OFAC. Tenant represents and warrants to Landlord that Tenant is not and shall not become a person or entity with whom Landlord Is restricted from doing business under any current or future regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including, but not limited to, those named on OFAC’s Specially Designated and Blocked Persons list) or under any current or future statute, executive order (including, but not limited to, the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit. Threaten to Commit, or Support Terrorism), or other governmental action and is not and shall not engage in any dealings or transaction or be otherwise associated with such persons or entities.

24.21. Equal Employment Opportunity. Landlord and Tenant shall abide by the requirements of 41 CFR 60-300.S(a) and 41 CFR 60-741.S(a). These regulatlona prohibit discriminationagainst quallfied Individuals and protected veterans on the basis of dlsablllty or veteran status, and require affirmative action by covered prime contractors andsubcontractors to employ and advance In employment qualified Individuals with dlsabllltles and protected veterans.

24.22. Counterparts: Delivery by Facslmlle o.r Electronic Mall. This Agreement may be executed in counterparts, each of which wlll be considered an original and all of which together will constitute one and the same agreement. This Agreement or any counterpart may be executed and delivered by facsimile or by electronic mail in pdf format and such signatures shall be binding upon the party delivering the same as if they were originals, with an executed original hard copy to follow via overnight courier or U.S. mail at the request of any party hereto.

24.23. Guaranty. The effectiveness of this Lease and each and every provision hereof is expressly conditioned upon the execution and delivery by EVOTEC SE, a German corporation (“Guarantor”) of a Guaranty in the form attached hereto and incorporated herein as Exhibit D. Tenant shall cause such Guaranty to be executed by Guarantor and delivered to Landlord concurrently with the execution and delivery of this Lease to Landlord by Tenant.

24.24. Exhibits. The following exhibits are attached hereto and incorporated herein by this reference:

ExhibitA-1	Site Plan Showing Building and Park
ExhibitA-2	Legal Description
Exhibit B	Depiction of Premises
ExhibitC	Core and Shell Plans
Exhibit C-1	Building Shell Description and Definition
Exhibit D	Guaranty

25. Special Provisions.

25.1. Option to Renew. Subject to the condition that Tenant shall not, at the time Landlord s2 receives an Option Notice hereunder or at the time of commencement of any Renewal Term s3 hereunder, be in default of any of the terms of this Lease beyond applicable notice and cure periods S4 {if any), Tenant is hereby granted the option to renew the Lease Term for two (2) periods, the first of which shall be one hundred twenty (120) months and the second of which shall be sixty {60) months (singularly, a “Renewal Term” and collectively, the “Renewal Terms”). The first Renewal Term will commence on the day following the expiration of the Initial Term of this Lease and the remaining Renewal Term will commence on the day following the expiration of the immediately preceding Renewal Term. Tenant must exercise this option, If at all, by delivering irrevocable written notioe of

Page 21	Redmond,WA

such election (the “Option Notice”) to Landlord at least one year, but no sooner than eighteen (18) months, prior to expiration of the lnlllal Term or the immediately preceding Renewal Term, as applicable. If Tenant does not validly deliver an Option Notice to renew the Lease Term for one (1) or more Renewal Term(s), the provisions of this Paragraph 25.1 shall be null and void and of no further force or effect. Any such renewal of this Lease shall be upon the same terms and conditions as this Lease except that Base Rent during each Renewal Term shall be determined as provided in Paragraph 25,2 and Landlord shall have no obligation to perform any tenant Improvements or other work in connection with any such renewal of this Lease. Except to the extent specifically provided in this Paragraph 25.1, Tenant has no rights to renew the Lease Term.

25.2. Base Rent During Renewal Term: Market Base Rent.

25.2.1. Market Base Rent. Base Rent during any Renewal Terms shall be determined based upon the “Market Base Rent” defined as the average (mean) of the annual base rental rates then being charged for space located in the Seattle/Redmond metropolitan area end comparable to the Premises, taking into consideration all relevant factors including, without limitation, use, location, size and parking rights (to the extent that parking rights are a factor in determining base rental rates in the then current marketplace). It is agreed that bona fide written offers to lease the Premises or 11 similar premises in the Park made to Landlord by third parties (at arms-length) may be used by Landlord as an indication of Market Base Rent. Notwithstanding any provision to the contrary set forth herein, In no event shall the Market Base Rent for any Renewal Terms be less than the Base Rent then currently payable by Tenant immediately prior to the commencement of the relevant Renewal Term.

25.2.2. Determination. Landlord shall submit its opinion of Market Base Rent to Tenant within fifteen (15) days after Landlord’s receipt of the Option Notice and Tenant shall respond thereto within ten (10) days thereafter by either (i) accepting Landlord’s opinion of Market Base Rent (In which case, such Market Base Rent shall be used to determine Base Rent during the relevant Renewal Term) or (ii) submitting Tenant’s opinion of Market Base Rent. If Landlord and Tenant cannot agree upon the Market Base Rent of the Premises within fifteen (15) days thereafter, then Landlord and Tenant within five (5) days shall each submit to each other their final written statement of Market Base Rent (“Final Statement’’). If the Market Base Rent set forth In Landlord’s Final Statement (“Landlord’s Market Base Rent”) and the Market Base Rent set forth in Tenant’s Final Statement (“Tenant’s Market Base Rent’’) differ by five percent (5%) or less of the lesser of the respective Market Base Rent submittals, the Market Base Rent for the relevant Renewal Term shall be the average of Landlord’s Market Base Rent and Tenant’s Market Base Rent. If Landlord’s Market Base Rent and Tenant’s Market Base Rent differ by more than five percent (5%) of the lesser of the respective Market Base Rent submittals, within ten (10) days after submitting their respective Final Statement, Landlord and Tenant shall together appoint one real estate appraiser who shall be a Member of the American Institute of Real Estate Appraisers and be disinterested (the “Appraiser’’). If Landlord and Tenant cannot mutually agree upon an Appraiser within said ten (10) day period, the parties shall jointly apply to the Presiding Judge of the Superior Court for the County in which the Premises are located (the “Judge”), requesting said Judge to appoint the Appraiser; If either Landlord or Tenant does not so apply to the Judge within ftve (5) days following the expiration of the ten (10) day period, the real estate appraiser initially suggested by the party who timely applied to the Judge shall be deemed the Appraiser for purposes of the arbitration. The parties shall share equally any costs of such application to the Judge. Within ten (10) days following selection or appointment of the Appraiser, the Appraiser shall determine whether Landlord’s or Tenant’s Final Statement of Market Base Rent is the closest to the actual (in such Appraiser’s opinion) Market Base Rent of the Premises and shall select either Landlord’s or Tenant’s Final Statement of Market Base Rent as the closest to the actual (In such Appraiser’s opinion) Market Base Rent of the Premises, without any compromising or averaging. The Market Base Rent for the Premises as determined pursuant to the immediately preceding sentence shall be the Market Base Rent used in determining Base Rent during the relevant Renewal Term. The fees and expenses of said Appraiser shall be borne equally by Landlord and Tenant.

25.2.3. Base Rent During Determination. If, for any reason, the Market Base Rent hereunder is not determined prior to the beginning of the relevant Renewal Term, then Tenant shall continue to pay the Base Rent amount In effect Immediately preceding the commencement of the relevant Renewal Term and, upon final determination of the Market Base Rent for the relevant Renewal Term, Tenant shall pay to Landlord a cash payment equal to the sum of such amounts as may be necessary to adjust each monthly Base Rent payment which has been made hereunder to the Market Base Rent effective as of the relevant Renewal Term.

25.3. Right of First Opportunity to Purchase . Provided Tenant is not in default under this Lease beyond any applicable notice and cure periods, Tenant shall have the “Right of First Opportunity to Purchase• the Premises subject to the following terms and conditions: If at any time during the Lease Term Landlord elects to sell the Premises on an individual basis and to an unrelated third party, Landlord shall deliver to Tenant a Notice of Availability stating the price and terms under which Landlord would sell the Premises. Tenant shall have a period of fifteen (15) business days from receipt of a Notice of Availability to accept the terms and deliver to Landlord a Notice of Acceptance. If Tenant

Page 22	Redmond,WA

does not exercise Its right to purchase within such fifteen (15) business day period, and Landlord subsequently sells the Premises as described below, then Landlord shall be relieved of Its obligations to sell the Premises and Tenant’s Right of First Opportunity shall terminate. In the event Tenant delivers a Notice of Acceptance, the parties shall negotiate in good faith toward execution of a binding purchase and sale agreement consistent with the stated terms as soon as practicable. If no such agreement is executed within forty-five (45) days thereafter, or Tenant does not deliver a Notice of Acceptance within the period described above, Landlord may offer, negotiate, enter Into and consummate a sale transaction with any other party or parties provided that the terms finally executed are not less than five percent (5%) of the purchase price offered to Tenant in the Notice of Availability and otherwise not materially more advantageous than those offered to the Tenant. The rights granted to Tenant under this paragraph 25,3 are personal to Tenant (and Its Permitted Transferees), may not be exercised or assigned to any person or entity other than Tenant (or its Permitted Transferees), and shall tenninate and be of no further force or effect upon any assignment of the Lease or subletting of the Premises (except to any Permitted Transferee) unless specifically agreed and consented to in writing by Landlord in connection with any such sublease or assignment.

IN WITNESS WHEREOF, the parties hereto have executed this Lease on the respective dates set opposite their signatures bela.v, but this Lease, on behalf of such party, shall be deemed to have been dated as of the Reference Date.

LANDLORD:
M&T PARTNERS, INC.,
a Delaware corporation
July 8, 2019		B:;
[***] Vice President

TENANT:

JUST BIOTHERAPEUTICS, INC.,
Date: July 8, 2019	a Delaware corporation	PLEAS
a member of the EVOTEC group of companies

By:
[***] Global Head of Biotherapeutics & President of US Operations
[Acknowledgements on following page]

Page 23	Redmond,WA

Acknowledgment for Landlord
STATE OF OREGON	)
)
County of Washington	)

On ‘f_,1Y. ,2019, before me, the undersigned Notary Public In and for said State, personally appeared [***], personally known to me or proved to me on the basis of satisfactory evidence to be the person who executed the within instrument as the Vice President of M&T Partners, Inc., and that he executed the within instrument and acknowledged to me that such corporation executed the within instrument pursuant to its Bylaws or a resolution of its board of directors.

WITNESS my hand and official seal.

Notary Public in and for said Country and State
My Commission Expires: 8-15-22

OFFICIAL STAMP MINDY ANN CORNELIUS NOTARY PUBLIC-OREGEN COMMISSION NO. 976793 MY COMMISSSION EXPIRES SEPTEMBER 03, 2022

STATEoFkJo\k:., bt::O	>	Acknowledgment for Tenant

___ _____	) ss.
County of ‘ ,1, t	)

On this___day of’:f         1        , 2019, before me, personally appeared [***] to me known to be the Glob Blotherapeutics & President of US Operations of Just Biotherapeutics, Inc., a Delaware corporation, a member of the EVOTEC group of companies, the company that executed the foregoing instrument, and acknowledged the said instrument to be free and voluntary act and deed of said company, for the uses and purposes therein mentioned, and on oath stated that he is authorized to execute the said Instrument and that the seal affixed Is the corporate seal of said company .

WITNESS my hand and official seal.

Notary Public in and for said Country and State My Commission Expires:______________